AGREEMENT AND PLAN OF MERGER

by and among

RPX CORPORATION,

NATIONAL ACQUISITION CORP.,

INVENTUS SOLUTIONS, INC.,

and

INVENTUS INTERMEDIATE, LLC

Dated as of December 13, 2015

Exhibits and Schedules

Exhibit A	—	Net Working Capital Calculation Illustration
Exhibit B	—	Working Capital Escrow Agreement
Exhibit C-1	—	Option Letter of Transmittal
Exhibit C-2	—	Stock Letter of Transmittal
Exhibit D	—	Form of Non-Solicitation Agreement
Exhibit E	—	Form of Stockholder Consent
Schedule A	—	Specified Employees

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 13, 2015, is made and entered into by and among RPX Corporation, a Delaware corporation (“Parent”), National Acquisition Corp., a Delaware corporation (“Merger Sub”), Inventus Solutions, Inc., a Delaware corporation (the “Company”) and Inventus Intermediate, LLC, a Delaware limited liability company (the “Principal Stockholder”), and the Principal Stockholder, in its capacity as Equityholder Representative (as hereinafter defined). Parent, Merger Sub, the Company, the Principal Stockholder and the Equityholder Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, Parent, Merger Sub and the Company desire to effect a merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of the Company: (a) has determined that it is in the best interests of the Company and its stockholders, and has declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement; (b) has approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the stockholders of the Company;
WHEREAS, (a) the board of directors of Parent and the board of directors of Merger Sub have approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (b) the board of directors of Merger Sub (i) has determined that it is in the best interests of Merger Sub and its sole stockholder, and has declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement, and (ii) has resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the sole stockholder of Merger Sub;
WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company, Parent and Merger Sub intend that this Agreement will be adopted, and the transactions contemplated hereby will be approved, by written consents in the form set forth on Exhibit E representing the Company Stockholder Approval (as hereinafter defined), as soon as reasonably practicable following the execution and delivery of this Agreement;
WHEREAS, each of Parent, Merger Sub, the Company and the Principal Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, Clearlake Capital Group, L.P. is executing a non-solicitation agreement with Parent in the form attached hereto as Exhibit D.
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, representations, warranties, covenants and agreements herein contained, subject to and on the terms and conditions herein contained and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings:
“Action” means any action, claim, charge, grievance, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, audit, investigation or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.
“Acquisition Proposal” has the meaning set forth in Section 9.5.
“Additional Merger Consideration” has the meaning set forth in Section 2.6(e).
“Additional Option Merger Consideration” has the meaning set forth in Section 2.6(d).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Tax Law.
“Aggregate Series A-1 Preference” means an amount equal to the Per Share Series A-1 Preference multiplied by the total number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.
“Aggregate Series A-2 Preference” means an amount equal to the Per Share Series A-2 Preference multiplied by the total number of shares of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Ancillary Agreements” has the meaning set forth in Section 3.3.
“Antitrust Division” has the meaning set forth in Section 6.6(b).
“Antitrust Law” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including the HSR Act.

“Arbitration Firm” has the meaning set forth in Section 2.8(c)(ii).
“Audited Financial Statements” has the meaning set forth in Section 3.8(a)(i).
“Balance Sheet Date” has the meaning set forth in Section 3.8(a)(ii).
“Base Merger Consideration” equals $232,000,000.
“Business” means the business of the Company and its Subsidiaries as such business has been conducted and is currently conducted.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted by Law to be closed in New York, New York or the State of California.
“Bylaws” means the bylaws of the Company, as amended from time to time.
“Cash and Cash Equivalents” means cash and cash equivalents of the Company and its Subsidiaries, specifically including marketable securities, short-term investments and deposits with third parties (including deposits with landlords, and, for the avoidance of doubt, including deposits with landlords categorized as prepaid expenses), determined in accordance with GAAP. Notwithstanding the previous sentence, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries.
“Certificate” has the meaning set forth in Section 2.9(b).
“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended from time to time.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.
“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of the Company.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash” means the Cash and Cash Equivalents as of the close of business on the day immediately preceding the Closing Date.
“Closing Date Net Working Capital” means the Net Working Capital as of the close of business on the Business Day immediately preceding the Closing Date.
“Closing Date Statement” has the meaning set forth in Section 2.8(b).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” has the meaning set forth in Section 3.15(a)(xii).
“Company” has the meaning set forth in the preamble to this Agreement.
“Company 401(k) Plans” has the meaning set forth in Section 9.2(f).
“Company Capital Stock” means, collectively, the shares of Company Common Stock and the shares of Company Preferred Stock.
“Company Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
“Company Equityholder” means, collectively, Company Optionholders and Company Stockholders.
“Company Optionholder” means a Person holding outstanding Company Options.
“Company Options” means all options to acquire shares of Company Common Stock granted under the Equity Incentive Plan that are outstanding immediately prior to the Effective Time.
“Company Preferred Stock” means, collectively, the Series A-1 Preferred Stock and the Series A-2 Preferred Stock.
“Company Products” means all past and current products (including Software) and services (including Software as a service) developed or under development as of the date hereof or otherwise owned by Company or any of its Subsidiaries or made commercially available, distributed, sold or licensed to any Person by the Company or any of its Subsidiaries.
“Company Required Governmental Approvals” has the meaning set forth in Section 3.4(a).
“Company Stockholder Approval” means the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Preferred Stock (as hereinafter defined), voting as a separate class, entitled to vote on the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, in favor of adopting this Agreement approving the transactions contemplated hereby, including the Merger, and (b) the holders of a majority of the outstanding shares of Class A Common Stock (as hereinafter defined) and outstanding shares of Company Preferred Stock, voting together as a single class, entitled to vote on the adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, in favor of adopting this Agreement approving the transactions contemplated hereby, including the Merger.
“Company Stockholders” shall mean the holders of shares of Company Capital Stock, in their capacities as such.
“Company Transaction Expenses” means (a) the fees and expenses payable by or on behalf of the Company or any of its Subsidiaries to any financial advisor or to the Principal Stockholder and/or its Affiliates, (b) the fees and expenses payable by or on behalf of the Company or any of its Subsidiaries to SYCR, Cooley and any other attorneys engaged by the Company or any of its Subsidiaries in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (c) the fees and expenses payable by or on behalf of the Company or any of its Subsidiaries to outside accountants or other advisors, (d) all amounts payable by or on behalf of the Company or any of its Subsidiaries to employees, directors and consultants of the Company and its Subsidiaries pursuant to retention bonuses or other compensatory amounts payable solely as a result of a change of control or the transactions contemplated hereby (exclusive of any amounts payable in respect of Vested Company Options) plus the aggregate amount of employer payroll Taxes with respect to such foregoing amounts and (e) fifty percent (50%) of the costs, including the premiums, of the insurance policies described in Section 9.3(b); provided, however, that the foregoing clauses (a), (b) and (c) shall not include any fees, expense or disbursements borne by Parent or Merger Sub, or by the Surviving Corporation which are on behalf of and are borne by Parent or Merger Sub, including without limitation, the fees and expenses of Parent’s and Merger Sub’s attorneys, accountants and other advisors.
“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of August 10, 2015 by and between the Company and Parent.
“Contaminants” has the meaning set forth in Section 3.14(i).
“Contract” means any written contract, agreement, indenture, mortgage, lease, instrument or other legally binding written agreement, arrangement, understanding, undertaking, commitment or obligation.
“Contributor” has the meaning set forth in Section 3.14(d).
“Cooley” has the meaning set forth in Section 13.18(a).

“Credit Agreement” means that certain Credit Agreement, dated as of March 10, 2015, by and among the Company, the other Persons party thereto that are designated as a “Credit Party,” the Lenders party thereto from time to time and General Electric Capital Corporation, as Agent and Lender.
“Current Assets” means the current assets of the Company and its Subsidiaries (consisting solely of the line item current asset accounts specified on Exhibit A), calculated in accordance with GAAP (except as otherwise noted on Exhibit A) and using the methodologies set forth on Exhibit A.
“Current Liabilities” means the current liabilities of the Company and its Subsidiaries (consisting solely of the line item current liability accounts specified on Exhibit A), calculated in accordance with GAAP (except as otherwise noted on Exhibit A) and using the methodologies set forth on Exhibit A.
“D&O Indemnified Persons” has the meaning set forth in Section 9.3(a).
“De Minimis Claim Amount” has the meaning set forth in Section 10.3(a)(ii).
“Debt Payoff Amount” has the meaning set forth in Section 7.1(c).
“Deductible” has the meaning set forth in Section 10.3(a)(ii).
“Delaware Secretary of State” means the Secretary of State of the State of Delaware.
“DGCL” means the General Corporation Law of the State of Delaware, as amended.
“Disclosure Schedules” has the meaning set forth in Article III.
“Dispute Notice” has the meaning set forth in Section 2.8(c)(i).
“Dissenting Shares” has the meaning set forth in Section 2.10.
“Effective Time” has the meaning set forth in Section 2.3.
“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), post-employment or retirement, pension, employment, bonus, cash- or equity-incentive, stock option, restricted stock, stock appreciation right, phantom equity or other equity-related, termination, retention, change in control, severance, vacation, paid time off, deferred compensation, health or medical benefit, disability, employee assistance program and other fringe-benefit agreement, arrangement, plan, policy or program, and each other material benefit or compensation plan, program, agreement or arrangement, other than regular wages or salary paid in the Ordinary Course, whether or not reduced to writing, that is maintained, sponsored, contributed to or required to be maintained, sponsored or contributed to by the Company or any

ERISA Affiliate or with respect to which the Company or any ERISA Affiliate is a party or has or could be expected to have any Liability to or in respect of any current or former employee, director or consultant of the Company or any of its Subsidiaries, other than any employment agreement or arrangement that is terminable “at will” without the payment of severance, redundancy or termination indemnity and that otherwise can be terminated without penalty, liability or premium upon notice of ninety (90) days or less.
“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (a) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, now or in the past, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
“Environmental Laws” means all Laws (including common law) concerning or relating to pollution or protection of human health or the environment (including ambient air, vapor, surface water, ground water, land surface or subsurface strata, and natural resources), and including Laws relating to (a) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (b) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (c) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (d) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (e) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.
“Equityholder Indemnitee” and “Equityholder Indemnitees” have the respective meanings set forth in Section 10.4.
“Equityholder Representative” has the meaning set forth in Section 13.17(a).
“Equityholder Representative Fund” means an amount in cash specified in the Estimated Closing Date Statement.
“Equity Incentive Plan” means the Inventus Solutions, Inc. 2014 Equity Incentive Plan.
“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person, and any option, warrant, call, subscription, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person (including any incorporated or unincorporated trade or business) that would be, or within the preceding six years would have been, considered a single employer with the Company, its Subsidiaries or any of their Affiliates under Section 4001 of ERISA or Section 414 of the Code.
“Escrow Agent” means Citibank, N.A.
“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.8(a).
“Estimated Closing Date Statement” has the meaning set forth in Section 2.8(a).
“Estimated Merger Consideration” has the meaning set forth in Section 2.8(a).
“Estimated Option Merger Consideration” has the meaning set forth in Section 2.6(d).
“Estimated Working Capital Decrease” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Date Net Working Capital.
“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital.
“Evaluation Material” means any information, documents or materials regarding the Company or any of its Subsidiaries furnished or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement.
“Excluded Shares” has the meaning set forth in Section 2.6(b).
“Exercise Number” has the meaning set forth in Section 2.6(d).
“Final Merger Consideration” has the meaning set forth in Section 2.8(c)(ii).
“Financial Statements” has the meaning set forth in Section 3.8(a)(ii).
“Foreign Plan” has the meaning set forth in Section 3.17(h).
“Founder” has the meaning set forth in Section 3.14(d).

“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with intent to deceive, and specifically excludes any statement, representation or omission made negligently or recklessly.
“FTC” has the meaning set forth in Section 6.6(b).
“Fully Diluted Common Number” shall equal (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise in full of all outstanding Vested Company Options that are exercisable at the Effective Time, plus (c) the aggregate number of shares of Company Common Stock that would be issuable if all Company Preferred Stock issued and outstanding immediately prior to the Effective Time converted to Company Common Stock at the applicable Series Preferred Conversion Rate (as defined in the Certificate of Incorporation), less (d) the aggregate number of shares of Company Common Stock, if any, to be cancelled at the Effective Time pursuant to Section 2.6(b).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with the past custom and practices of the Company and its Subsidiaries.
“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of law and equity, including principles regarding the availability of specific performance, injunctive relief, or other equitable remedies and principles requiring commercial reasonableness, good faith and fair dealing; or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.
“Governmental Authority” means any federal, state, county, local or foreign governmental, quasi-governmental, regulatory or administrative body, self-regulatory organization, department, commission or agency, or any federal, state, county, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body, or any instrumentality of any of the foregoing.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Inbound Licenses” means all Contracts under which a Person licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company or any of its Subsidiaries.

“Indebtedness” of any Person means, at a particular time, without duplication, determined on an aggregate basis, the outstanding principal amount of, accrued and unpaid interest on, premiums, penalties and other payment obligations (including any prepayment or termination premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement) in respect of (a) indebtedness of such Person for borrowed money, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (c) in the case of the Company and its Subsidiaries, all potential obligations in respect of the Seller Deferred Consideration Amount (as defined in the Unified SPA) and the Teris Earnout Obligations (as defined in the Credit Agreement), (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (e) all obligations of such Person under acceptance, letter of credit or similar facilities, but only to the extent such acceptance, letter of credit or similar facility has been drawn upon, (f) all obligations of such Person under any hedging, swaps or similar agreements, (g) all obligations of the type referred to in clauses (a) through (f) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations and (h) all obligations of the type referred to in clauses (a) through (g) of other Persons secured by any Lien (other than Permitted Liens) on any property or asset of such Person (whether or not such obligation is assumed or guaranteed by such Person); provided, however, that “Indebtedness” shall not include: (i) any accounts payable incurred in the ordinary course of business; and (ii) any intra-company obligations, loans or transactions between the Company and its Subsidiaries.
“Indemnified Party” has the meaning set forth in Section 10.6(a).
“Indemnifying Party” has the meaning set forth in Section 10.6(a).
“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any jurisdiction throughout the world, including rights in and to: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with any provisionals, reissuances, renewals, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, trade names, and any similar designations of origin and general intangibles of like nature, together with any translations, adaptations and combinations thereof, any applications, registrations, and renewals in connection with any of the foregoing, and the goodwill associated with any of the foregoing (“Trademarks”); (c) copyrights, other works of authorship and Moral Rights, and any applications, registrations, and renewals in connection with any of the foregoing; (d) trade secrets and other confidential information, which may include ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, algorithms, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”); (e) data compilations and collections, databases, and customer and technical data; (f) Internet domain names, hash tags and web addresses; and (g) analogous rights to those set forth above.
“Interim Financial Statements” has the meaning set forth in Section 3.8(a)(ii).
“Interim Period” has the meaning set forth in Section 6.1(a).
“Inventus UK” means Inventus Holdings UK Ltd., a private limited company registered under the Laws of England and Wales.
“Jointly Privileged Information” has the meaning set forth in Section 13.18(e).
“Knowledge of the Company” or “Company’s Knowledge” means the knowledge that any of Trevor Campion, Jeff Hudkins and Paul Mankoo have or would reasonably be expected to have after due inquiry. For this purpose, “due inquiry” means, with respect to each such Person: (a) review of files and other information in such Person’s possession, custody or control or otherwise reasonably available to such Person and (b) inquiry of such Person’s direct reports who have primary responsibility for the general subject matter in question.
“Law” means any law, statute, treaty, code, rule, regulation or ordinance of a Governmental Authority.
“Leased Real Property” means all real property currently leased, subleased, or licensed by the Company or its Subsidiaries.
“Leases” means any written leases, subleases, licenses, rights of use, concessions and other agreements, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
“Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries pursuant to the Inbound Licenses.
“Lien” means, with respect to any property or asset, any mortgage, pledge, lien, license encumbrance, security interest, charge, claim, easement, covenant, right of others, reservation or restriction, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), encroachment or restriction on use, defect of title or other similar encumbrance in respect of such property or asset.
“Loss(es)” means any losses, liabilities, damages, penalties, fines, judgments, settlements, awards, interest, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses of other professionals).
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts, development or circumstance that, individually or taken together with any other change, effect, event, occurrence, state of facts, development or circumstance, is or could reasonably be expected to be, materially adverse to the business, operations, condition (financial or otherwise), properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement (including by causing or being reasonably likely to cause any of the conditions to the Merger set forth in Article VIII not being satisfied); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change, effect, event, occurrence, state of facts, development or circumstance arising from or attributable to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) any change in the general economic or business conditions generally affecting the industries in which the Company and its Subsidiaries operate (to the extent that such change, effect, event, occurrence, state of facts, development or circumstance does not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other Persons operating in the industries in which the Company and its Subsidiaries operate); (b) changes in the financial, banking or securities markets of the U.S. or the U.K. in general (to the extent that such change, effect, event, occurrence, state of facts, development or circumstance does not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other Persons operating in the industries in which the Company and its Subsidiaries operate); (c) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. or the U.K. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or the U.K. or any of their respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S. or the U.K. (to the extent that such change, effect, event, occurrence, state of facts, development or circumstance does not adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other Persons operating in the industries in which the Company and its Subsidiaries operate); (d) changes in applicable Laws or the interpretation thereof after the date of this Agreement; (e) any change in GAAP or other accounting requirements or principles after the date of this Agreement; (f) the announcement or pendency of the transactions contemplated by this Agreement; (g) the failure in and of itself of the Company and its Subsidiaries to meet or achieve the results set forth in any internal projections (provided that the underlying change or effect giving rise to or contributing to such failure shall not be excluded); or (h) any change resulting from actions required to be taken by this Agreement or otherwise taken with the written consent of Parent.
“Material Contract” has the meaning set forth in Section 3.15(a).
“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Consideration” means the Base Merger Consideration plus (a) the amount of any Closing Date Cash, plus (b) the aggregate exercise price of all Vested Company Options, plus (c) the amount of any Working Capital Increase, minus (d) Company Transaction Expenses, minus (e) Indebtedness of the Company and its Subsidiaries immediately prior to the Closing, minus (f) the Working Capital Escrow Amount, minus (g) the amount of any Working Capital Decrease, minus (h) the Equityholder Representative Fund.
“Merger Consideration Decrease” has the meaning set forth in Section 2.8(d)(ii).
“Merger Consideration Increase” has the meaning set forth in Section 2.8(d)(i).
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.
“Net Closing Merger Consideration” has the meaning set forth in Section 2.7(f).
“Net Working Capital” means an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Current Assets minus (b) the Current Liabilities. For the avoidance of doubt, Net Working Capital shall be calculated prior to the application of purchase accounting and without taking into consideration the transactions contemplated by this Agreement.
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).
“Option Letter of Transmittal” has the meaning set forth in Section 2.6(d).
“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.
“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Outbound Licenses” means all Contracts under which the Company or any of its Subsidiaries licenses or provides to any Person any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property).
“Outside Date” has the meaning set forth in Section 12.1(b).
“Owned Intellectual Property” means all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company or any of its Subsidiaries.
“Owned Technology” means all Technology that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company or any of its Subsidiaries.
“Parachute Payment Waiver” has the meaning set forth in Section 9.4.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Parent Indemnitee” and “Parent Indemnitees” have the respective meanings set forth in Section 10.2.
“Parent Required Governmental Approvals” has the meaning set forth in Section 5.3(a).
“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.
“Paying Agent” has the meaning set forth in Section 2.9(a).
“Payment Fund” has the meaning set forth in Section 2.9(a).

“Payment Spreadsheet” has the meaning set forth in Section 2.6(e).
“Payoff Amount” has the meaning set forth in Section 2.7(a).
“Payoff Letters” has the meaning set forth in Section 7.1(c).
“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from any Governmental Authority.
“Permitted Liens” means: (a) Liens for Taxes or other governmental charges which (i) are not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or any of its Subsidiaries and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course to secure claims which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) statutory Liens for landlords for amounts which are not yet due and payable; (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to the Leased Real Property which do not or would not materially impair the use or occupancy of the Leased Real Property in connection with the operation of the Business conducted thereon; (e) Liens incurred or deposits made in the Ordinary Course in connection with worker’s compensation, unemployment insurance, social security retirement or similar programs; (f) Liens on goods in transit incurred pursuant to documentary letters of credit; (g) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course pursuant to a Standard Outbound Form or any Outbound Licenses listed in Schedule 3.15(a)(x); (h) purchase money Liens and Liens securing rental payments under capital lease arrangements; (i) transfer restrictions under applicable federal and state securities Laws; and (j) Liens identified on Schedule 1.1.
“Per Share Common Additional Merger Consideration” has the meaning set forth in Section 2.6(c)(i).
“Per Share Common Estimated Merger Consideration” has the meaning set forth in Section 2.6(c)(i).
“Per Share Common Merger Consideration” has the meaning set forth in Section 2.6(c)(i).
“Per Share Series A-1 Preference” has the meaning set forth in Section 2.6(c)(ii).
“Per Share Series A-1 Preferred Estimated Merger Consideration” has the meaning set forth in Section 2.6(c)(ii).

“Per Share Series A-1 Preferred Merger Consideration” has the meaning set forth in Section 2.6(c)(ii).
“Per Share Series A-2 Preference” has the meaning set forth in Section 2.6(c)(iii).
“Per Share Series A-2 Preferred Estimated Merger Consideration” has the meaning set forth in Section 2.6(c)(iii).
“Per Share Series A-2 Preferred Merger Consideration” has the meaning set forth in Section 2.6(c)(iii).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.
“Personally Identifiable Information” means any information that alone or in combination with other information that is publicly available or is held or controlled by the Company or its Subsidiaries can be used to specifically identify an individual or a specific device.
“Post-Closing Transaction Deductions Tax Benefit” means the reduction in Tax payments that would otherwise be made in any Tax period (or portion thereof) beginning after the Closing Date and ending on or before December 31, 2018, by Parent, the Surviving Corporation, any Subsidiary of the Company, or any of their Affiliates that are attributable to any net operating loss carryforward as of the Closing Date of the Company or any Subsidiary of the Company that that are solely attributable to the Transaction Deductions which reduction in Tax payments shall be calculated (i) on a “with and without basis” by comparing Taxes that would have been payable without any such net operating loss carryforward (but taking into account any other losses, deductions, refunds, credits, reductions or other Tax items available to such party) and Taxes actually payable taking into account such net operating loss carryforward  and (ii) using the highest corporate income tax rate then applicable.
“Post-Transaction Employees” has the meaning set forth in Section 9.2(a).
“Pre-Closing Tax Period” shall mean any Tax period (including a portion of any Straddle Period) ending on or before the Closing Date.
“Principal Stockholder” has the meaning set forth in the preamble to this Agreement.
“Privacy Laws/Policies” means Laws, terms of use (or other contractual commitments or obligations), guidelines, procedures or policies (including those of the Company and its Subsidiaries) related to privacy, data protection, data security or the collection, storage, processing, handling, disclosure, transfer or use of Personally Identifiable Information collected, stored, processed, used or held for use by or on behalf of the Company or its Subsidiaries.
“Pro Rata Share” means, with respect to any given Company Equityholder, the quotient obtained by dividing (a) the sum of (i) the Per Share Common Estimated Merger Consideration payable to such Equityholder, in respect of Company Common Stock held by such Equityholder, if any, plus (ii) the Per Share Series A-1 Preferred Estimated Merger Consideration payable to such Equityholder in respect of Series A-1 Preferred Stock held by such Equityholder, if any, plus (iii) the Per Share Series A-2 Preferred Estimated Merger Consideration payable to such Equityholder in respect of Series A-2 Preferred Stock held by such Equityholder, if any, plus (iv) the Estimated Option Merger Consideration payable to such Equityholder in respect of Vested Company Options held by such Equityholder, if any, by (b) the Estimated Merger Consideration minus the aggregate exercise price of all Vested Company Options. The Pro Rata Share for each Company Equityholder shall be set forth opposite such Company Equityholder’s name on the Payment Spreadsheet (as the same may be amended in accordance with Section 2.6(e)). In the event of any conflict between the calculation of “Pro Rata Share” as set forth herein and the amount set forth on the Payment Spreadsheet, the Payment Spreadsheet shall be deemed the definitive amount.
“Real Property Leases” has the meaning set forth in Section 3.7(b).
“Remaining Expense Fund” has the meaning set forth in Section 13.17(f).
“Remaining Proceeds” has the meaning set forth in Section 2.8(d)(ii).
“Representation and Warranty Policy” means that certain buyer side representation and warranty insurance policy issued by Ambridge Partners LLC to Parent.
“Review Period” has the meaning set forth in Section 2.8(c)(i).
“Schedule” has the meaning set forth in Article III.
“Series A-1 Applicable Conversion Rate” means the number of shares of Class A Common Stock into which a share of Series A-1 Preferred Stock could be converted (using the Series Preferred Conversion Rate (as defined in the Certificate of Incorporation) as of immediately prior to the Effective Time.
“Series A-1 Preferred Stock” means the Series A-1 preferred stock, $0.0001 par value per share, of the Company.
“Series A-2 Applicable Conversion Rate” means the number of shares of Class A Common Stock into which a share of Series A-2 Preferred Stock could be converted (using the Series Preferred

Conversion Rate (as defined in the Certificate of Incorporation) as of immediately prior to the Effective Time.
“Series A-2 Preferred Stock” means the Series A-2 preferred stock, $0.0001 par value per share, of the Company.
“Shrink-Wrap Code” means any generally commercially available Software in executable code form (other than development tools and development environments) that is available for a cost of not more than $5,000 for a perpetual license for a single user or workstation (or $50,000 in the aggregate for all users and workstations).
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, software architecture, software algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.
“Standard Outbound Form” means a non-exclusive license agreement on Company’s standard written form of license agreement in unmodified form (other than designation of applicable parties, effective date and notice information).
“Stock Letter of Transmittal” has the meaning set forth in Section 2.9(b)(i).
“Stockholder Indemnitee” and “Stockholder Indemnitees” have the meaning set forth in Section 10.4.
“Straddle Period” shall mean any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1.
“SYCR” has the meaning set forth in Section 13.18(a).
“Target Net Working Capital” equals $11,000,000.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add-on minimum, estimated, or other like assessment, charge or tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Allocation Agreement” shall mean a Tax allocation, Tax sharing or similar agreement or arrangement under which the Company or its Subsidiaries may be held liable to another Person (including any agreement by which the Company or any of its Subsidiaries has agreed to indemnify any other Person with respect to Tax liabilities or to allocate Tax liabilities computed on a consolidated, combined, unitary or similar basis among entities), except for agreements entered into in the Ordinary Course the primary purpose of which is not related to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, information return, estimated return, certificate or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.
“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements thereto, (c) proprietary and confidential information, trade secrets and know-how, (d) databases, data compilations and collections, and customer and technical data, (e) methods and processes, (f) devices, prototypes, designs and schematics, and (g) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.
“Third Party Claim” has the meaning set forth in Section 10.6(b)(i).
“Trademarks” has the meaning set forth in Article I.
“Trade Secrets” has the meaning set forth in Article I.
“Transaction Deductions” means any deductions that would result from or be attributable to the transactions contemplated by this Agreement or that were incurred in connection with this Agreement and the transactions contemplated hereby, including: (a) the write-off of deferred financing fees, costs and expenses; (b) the payment of any transaction related fees, costs or expenses, including

Company Transaction Expenses and other fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants (including, for the avoidance of doubt, seventy percent (70%) of any success-based fees paid by the Company that are deductible under Revenue Procedure 2011-29); and (c) the payment of Indebtedness or similar amounts.
“Transaction Expenses Schedule” has the meaning set forth in Section 2.8(a).
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Unified OS” means Unified OS Limited, a private limited company registered under the Laws of England and Wales.
“Unified SPA” means that certain Share Purchase Agreement, dated March 11, 2015, by and among the shareholders of Unified OS, Inventus UK, and the Company.
“Vested Company Option” has the meaning set forth in Section 2.6(d).
“Waived 280G Benefits” has the meaning set forth in Section 9.4.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law.
“Working Capital Decrease” means the amount, if any, by which the Target Net Working Capital exceeds the Closing Date Net Working Capital.
“Working Capital Escrow” means the escrow account established pursuant to the Working Capital Escrow Agreement.
“Working Capital Escrow Agreement” means the escrow agreement to be entered into at Closing by Parent, the Equityholder Representative and the Escrow Agent in substantially the form attached hereto as Exhibit B.
“Working Capital Escrow Amount” means the amount of $375,000, plus accrued interest in the Working Capital Escrow.
“Working Capital Increase” means the amount, if any, by which the Closing Date Net Working Capital exceeds the Target Net Working Capital.

ARTICLE II
THE MERGER
2.1    The Merger; Effects of the Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger (as hereinafter defined) and Section 259 of the DGCL. Without limiting the generality of the foregoing and subject to the provisions of the DGCL, except as otherwise provided in this Agreement, at the Effective Time, all property, rights, powers, privileges and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.2    Closing. Subject to the satisfaction of the conditions set forth in Article VIII (or the waiver thereof by the Party entitled to waive any such condition), the closing of the transactions contemplated by this Agreement, including the Merger (collectively, the “Closing”) will take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 100 Wilshire Boulevard, 4th Floor, Santa Monica, California 90401, at 10:00 a.m., Pacific time, as soon as practicable on or after the execution and delivery of this Agreement, but in any event no earlier than January 15, 2016 and no later than three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and place as the Parties may mutually agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. The Parties mutually agree that the Closing may take place by the electronic exchange of executed counterpart documents and the electronic transfer of funds.
2.3    Effective Time. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including by filing the certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State as provided in Section 103, Section 228 and Section 251 of the DGCL. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or such later time as is agreed upon by the Parties in writing and specified in the Certificate of Merger in accordance with the DGCL. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time and without any further action on the part of the Company or Merger Sub, (a) the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety in the form of the certificate of incorporation of Merger Sub, except that the name of the Surviving Corporation shall be “Inventus Solutions, Inc.” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended as provided therein or by applicable Law, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended or changed as provided therein, the certificate of incorporation of the Surviving Corporation or by applicable Law.
2.5    Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.
2.6    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:
(a)    Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)    Excluded Shares. Each share of Company Capital Stock owned directly or indirectly by the Company (or held in the Company’s treasury) or owned by Parent, Merger Sub or any direct or indirect Subsidiary thereof immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable with respect thereto or in exchange therefor.
(c)    Conversion of Company Capital Stock. Except for the Excluded Shares and Dissenting Shares (as hereinafter defined):
(i)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of: (A) the quotient of (1) the Estimated Merger Consideration minus the Aggregate Series A-1 Preference, minus the Aggregate Series A-2 Preference, divided by (2) the

Fully Diluted Common Number (such result, the “Per Share Common Estimated Merger Consideration”), plus (B) the quotient of (1) the Additional Merger Consideration, if any, divided by (2) the Fully Diluted Common Number (such result, the “Per Share Common Additional Merger Consideration”), in each case without interest (such sum, the “Per Share Common Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s Per Share Common Merger Consideration, without interest, upon the surrender of such certificate in accordance with Section 2.9.
(ii)    Each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of: (A) $1.00 plus all accrued or declared and unpaid dividends on the Series A-1 Preferred Stock (such sum, the “Per Share Series A-1 Preference”), plus, (B) the product of the Per Share Common Estimated Merger Consideration multiplied by the Series A-1 Applicable Conversion Rate (together with clause (A), the “Per Share Series A-1 Preferred Estimated Merger Consideration”), plus (C) the product of the Per Share Common Additional Merger Consideration, if any, multiplied by the Series A-1 Applicable Conversion Rate, in each case without interest (such sum, the “Per Share Series A-1 Preferred Merger Consideration”). All such shares of Series A-1 Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such outstanding shares of Series A-1 Preferred Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s Per Share Series A-1 Preferred Merger Consideration, without interest, upon the surrender of such certificate in accordance with Section 2.9.
(iii)    Each share of Series A-2 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of: (A) $1.30 plus all accrued or declared and unpaid dividends on the Series A-2 Preferred Stock (such sum, the “Per Share Series A-2 Preference”), plus, (B) the product of the Per Share Common Estimated Merger Consideration multiplied by the Series A-2 Applicable Conversion Rate (together with clause (A), the “Per Share Series A-2 Preferred Estimated Merger Consideration”), plus (C) the product of the Per Share Common Additional Merger Consideration, if any, multiplied by the Series A-2 Applicable Conversion Rate, in each case without interest (such sum, the “Per Share

Series A-2 Preferred Merger Consideration”). All such shares of Series A-2 Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such outstanding shares of Series A-2 Preferred Stock shall cease to have any rights with respect thereto, except the right to receive such holder’s Per Share Series A-2 Preferred Merger Consideration, without interest, upon the surrender of such certificate in accordance with Section 2.9.
(d)    Treatment of Company Options. At the Effective Time, no Company Option will be continued, assumed or substituted for by the Company or Parent as part of the Merger. Prior to the Effective Time, the Company shall take all actions under the Equity Incentive Plan and otherwise to cause each of the Company Options, or portion thereof, that are vested immediately prior to the Effective Time, including any Company Options that vest by their terms in connection with the transactions contemplated under this Agreement (the “Vested Company Options”) to be cancelled and converted into the right to receive, in consideration of the cancellation of each such Vested Company Option, an amount in cash equal to the sum of (A) the product of (1) the excess, if any, of (x) the Per Share Common Estimated Merger Consideration over (y) the applicable exercise price per share of the Company Common Stock issuable under such Vested Company Option, multiplied by (2) the number of shares of Company Common Stock subject to such Vested Company Option (such number of shares, the “Exercise Number”) for such Vested Company Option (such resulting amount, the “Estimated Option Merger Consideration”); and (B) the product of (1) the Exercise Number for such Vested Company Option, multiplied by (2) the excess, if any, of (x) the sum of the Per Share Common Estimated Merger Consideration and the Per Share Common Additional Merger Consideration, if any, over (y) the sum of the applicable exercise price per share of Company Common Stock issuable under such Vested Company Option and the amount, if any, of the excess described in clause (A)(1) of this Section 2.6(d) (the “Additional Option Merger Consideration”). Prior to the Effective Time, the Company shall take any and all action necessary or appropriate under the Equity Incentive Plan or otherwise to cause each Company Option, or portion thereof, that is not a Vested Company Option and that is unexercised and outstanding as of immediately prior to the Effective Time to be cancelled without the payment of any consideration. Prior to, or promptly following, the Closing, the Company or the Surviving Corporation, as applicable, shall, or shall cause the Paying Agent to, deliver to each Company Optionholder a letter of transmittal substantially in the form of Exhibit C-1 (the “Option Letter of Transmittal”), which shall contain instructions for providing certain information about such Company Optionholder’s Vested Company Options in exchange for such Company Optionholder’s portion of the Estimated Merger Consideration and any Additional Merger Consideration. All payments of the Estimated Option Merger Consideration shall be made no later than three (3) Business Days after the Closing Date or as promptly as practicable after such Company Optionholder’s Option Letter of Transmittal is received by Parent if not delivered at the Closing. All payments of Additional Option Merger Consideration shall be made no later than three (3) Business Days after the date any Additional Merger Consideration is paid to the Company Stockholders pursuant to Section 2.8(d). With respect to any payment of Estimated Option Merger Consideration or the Additional Option Merger Consideration, if any, to any Company Optionholder holding Vested Company Options, such payment shall be made through the Surviving Corporation’s payroll system or, if such Company Optionholder is not employed by the Company on such date, by check.
(e)    Allocation Schedule. Concurrently with the execution of this Agreement, the Company is delivering to Parent a spreadsheet (the “Payment Spreadsheet”) that sets forth a preliminary summary of the allocation of proceeds to Company Equityholders contemplated by this Section 2.6 and the estimated Pro Rata Share of the Estimated Merger Consideration and the Additional Merger Consideration (if any) to be distributed to each holder of shares of Company Capital Stock and Vested Company Options pursuant to the terms and conditions of this Section 2.6. The Parties acknowledge and agree that the Company and Parent will jointly amend the Payment Spreadsheet as of the Effective Time to reflect the allocation of proceeds to Company Equityholders based on the total number of shares of Company Capital Stock and Vested Company Options outstanding immediately prior to the Effective Time. The “Additional Merger Consideration” shall be determined following the Closing as set forth in Section 2.8(d) and means (i) the amount, if any, payable to the Company Equityholders out of the Working Capital Escrow under Sections 2.8(d)(i) and 2.8(d)(ii) plus (ii) the amount, if any, payable to the Company Equityholders out of the Equityholder Representative Fund under Section 13.17(f). Parent will have no obligation to anyone to make any payment under Section 2.7 for any consideration payable in respect of any shares of Company Capital Stock or Vested Company Options in accordance with this Section 2.6 other than in the amounts forth on the final Payment Spreadsheet delivered pursuant to this Section 2.6(e).
2.7    Payments at Closing. Parent shall pay, or cause to be paid, the following amounts at Closing or as otherwise described below:
(a)    to the payees specified in the Payoff Letters, the amount of funds required to be paid pursuant to such Payoff Letters (collectively, the “Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letters;
(b)    to the applicable Persons listed as payee on the Transaction Expenses Schedule, the amount of funds sufficient to pay the Company Transaction Expenses (other than Company Transaction Expenses paid prior to the Closing) in full;
(c)    within three (3) Business Days after Closing or as promptly as practicable after such Company Optionholder’s Option Letter of Transmittal is received by Parent if not delivered at the Closing, the Surviving Corporation shall pay or cause to be paid to each Company Optionholder, in respect of each Vested Company Option owned by such Company Optionholder, the Estimated

Option Merger Consideration, such payment to be made through the Surviving Corporation’s payroll system or, if such Company Optionholder is not employed by the Surviving Corporation on such date, by check;
(d)    subject to the terms and conditions of the Working Capital Escrow Agreement, deposit by wire transfer of immediately available funds with the Escrow Agent, the Working Capital Escrow Amount;
(e)    to the Equityholder Representative an amount equal to the Equityholder Representative Fund, by wire transfer of immediately available funds to the account designated by the Equityholder Representative in writing at least two (2) Business Days prior to the Closing; and
(f)    to the Paying Agent, if not Parent, an amount in cash equal to the Estimated Merger Consideration minus the amount set forth in clause (c) of this Section 2.7 (the “Net Closing Merger Consideration”).
2.8    Merger Consideration Adjustment.
(a)    Estimated Closing Date Statement. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a certificate of the Company executed on its behalf by the Chief Financial Officer of the Company (the “Estimated Closing Date Statement”) containing a good faith calculation (in reasonable detail) of the Company’s estimates, together with reasonably detailed supporting documentation, such estimates to be prepared in accordance with GAAP (except as otherwise noted on Exhibit A) and using the methodologies set forth on Exhibit A, of: (i) the estimated Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”) and the components thereof; (ii) the Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be; (iii) the estimated Closing Date Cash; (iv) the Company Transaction Expenses, (v) the Indebtedness of the Company and its Subsidiaries immediately prior to the Closing Date, (vi) the aggregate exercise price of all Vested Company Options and (vii) the resulting calculation of the Merger Consideration (the resulting amount, the “Estimated Merger Consideration”). Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule setting forth in reasonable detail all Company Transaction Expenses together with wire instructions for each payee (the “Transaction Expenses Schedule”).
(b)    Closing Date Statement. Within ninety (90) days after the Closing Date, the Surviving Corporation shall prepare and deliver, or cause to be prepared and delivered, to the Equityholder Representative a statement (the “Closing Date Statement”) setting forth in reasonable detail the Surviving Corporation’s calculation, to be prepared in accordance with GAAP (except as otherwise noted on Exhibit A) and using the methodologies set forth on Exhibit A, of (i) the Closing Date Net Working Capital and the components thereof; (ii) the Working Capital Increase or Working Capital Decrease, as the case may be; (iii) the amount of the Closing Date Cash; and (iv) the resulting calculation of the Merger Consideration. Together with the Closing Date Statement, the Surviving Corporation shall provide the Equityholder Representative with reasonable supporting documentation of such calculation.
(c)    Disputes.
(i)    If the Equityholder Representative objects to the Surviving Corporation’s calculation of the Closing Net Working Capital, the Working Capital Increase or the Working Capital Decrease, as the case may be, the amount of the Closing Date Cash, or the resulting calculation of the Merger Consideration as set forth in the Closing Date Statement, then, within thirty (30) days after the delivery to the Equityholder Representative of the Closing Date Statement (the “Review Period”), the Equityholder Representative shall deliver to the Surviving Corporation a written notice (a “Dispute Notice”) describing in reasonable detail the Equityholder Representative’s objections to the Surviving Corporation’s calculation of the amounts set forth in such Closing Date Statement and containing a statement setting forth the calculation of the Closing Net Working Capital, the Working Capital Increase or Working Capital Decrease, as the case may be, the amount of the Closing Date Cash, and the resulting calculation of the Merger Consideration, in each case determined by the Equityholder Representative to be correct. If the Equityholder Representative does not deliver a Dispute Notice to the Surviving Corporation during the Review Period, then the Surviving Corporation’s calculation of the amounts set forth in the Closing Date Statement shall be binding and conclusive on the Parties.
(ii)    If the Equityholder Representative delivers a Dispute Notice prior to the end of the Review Period, then the Equityholder Representative and the Surviving Corporation shall use commercially reasonable efforts to resolve any dispute arising under Section 2.8(c)(i); provided that if the Surviving Corporation and the Equityholder Representative are unable to agree upon the calculation of the amounts set forth in the Closing Date Statement within thirty (30) days after such Dispute Notice is delivered to the Surviving Corporation, then the Equityholder Representative and the Surviving Corporation shall jointly engage the firm of BDO USA, LLP (the “Arbitration Firm”) to resolve such dispute. Within ten (10) days after the Arbitration Firm is appointed, the Surviving Corporation shall forward a copy of the Closing Date Statement to the Arbitration Firm, and the Equityholder Representative shall forward a copy of the Dispute Notice to the Arbitration Firm, together with, in each case, all relevant supporting documentation. The Arbitration Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Date Statement, and the Arbitration Firm shall not make any other determination, including any determination as to whether any other items on the Closing Date Statement are correct or whether the Target Net Working Capital is correct. The Arbitration Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Equityholder Representative or the Surviving Corporation or less than the smallest value for such item claimed by the Equityholder Representative or the Surviving Corporation and shall be limited to the selection of either the Equityholder Representative’s or Surviving Corporation’s position on a disputed item (or a position in between the positions of the Equityholder Representative or the Surviving Corporation) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. In resolving such objections, the Arbitration Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Date Statement. The Arbitration Firm shall deliver to the Equityholder Representative and the Surviving Corporation a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Arbitration Firm by the Equityholder Representative and Surviving Corporation) of the disputed items submitted to the Arbitration Firm within thirty (30) calendar days of receipt of such disputed items. The determination by the Arbitration Firm of the disputed amounts and the Merger Consideration shall be conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Arbitration Firm for such determination shall be borne by the Equityholder Representative, on the one hand, and the Surviving Corporation, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Arbitration Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be computed by the Arbitration Firm at the time its determination of the items in dispute is rendered. For example, should the items in dispute total in amount to $1,000 and the Arbitration Firm awards $600 in favor of the Equityholder Representative’s position, 60% of the costs and expenses of the Arbitration Firm would be borne by the Surviving Corporation and 40% would be borne by the Equityholder Representative. The Merger Consideration, as finally determined pursuant to this Section 2.8(c), shall be referred to herein as the “Final Merger Consideration”. Notwithstanding anything to the contrary herein, in no event shall Parent be obligated to pay or cause to be paid to the Company Equityholders, in aggregate, more than the Final Merger Consideration minus the aggregate exercise price of all Vested Company Options, and any such payments that Parent would otherwise owe to such persons by any application of the terms hereof in excess thereof shall be subject to the terms of Section 10.2 as if the same had been Company Transaction Expenses. The Arbitration Firm’s costs and expenses payable by the Equityholder Representative, if any, shall solely be borne by the Company Equityholders on a Pro Rata Share basis; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Equityholder’s Representative may deduct such costs and expenses from the Working Capital Escrow Amount distributed to the Company Equityholders pursuant to the terms of this Agreement.
(d)    Payment of Merger Consideration Adjustment.
(i)    If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, a “Merger Consideration Increase”), then, within five (5) Business Days following the final determination of the Final Merger Consideration, (A) Parent and the Equityholder Representative shall provide a joint written instruction to the Escrow Agent to promptly distribute the amounts in the Working Capital Escrow, by wire transfer in immediately available funds, as follows: (1) to each Company Stockholder, such Company Stockholder’s Pro Rata Share of the Working Capital Escrow and (2) to the Company, on behalf of the Company Optionholders holding Vested Company Options, the aggregate Pro Rata Share of all Company Optionholders holding Vested Company Options of the amounts in the Working Capital Escrow and (B) Parent shall pay (1) to each Company Stockholder an amount equal to such Company Stockholder’s Pro Rata Share of the Merger Consideration Increase, by wire transfer of immediately available funds to an account (or accounts) designated by such Company Stockholder in writing prior to such payment date (including in such Company Stockholder’s Stock Letter of Transmittal) and (2) to the Company, on behalf of the Company Optionholders holding Vested Company Options, the aggregate Pro Rata Share of all Company Optionholders holding Vested Company Options of the Merger Consideration Increase, for further payment to the Company Optionholders holding Vested Company Options through the Surviving Corporation’s payroll system or, if such Company Optionholder holding Vested Company Options is not employed by the Surviving Corporation on such date, by check.
(ii)    If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, a “Merger Consideration Decrease”), then, within five (5) Business Days following the final determination of the Final Merger Consideration, Parent and the Equityholder Representative shall provide a joint written instruction to the Escrow Agent to (A) promptly distribute to Parent from the amounts in the Working Capital Escrow, by wire transfer of immediately available funds to an account (or accounts) designated by Parent in writing prior to such payment date, the Merger Consideration Decrease, and (B) promptly distribute any funds remaining in the Working Capital Escrow after giving effect to clause (A) (the “Remaining

Proceeds”), as follows: (1) to each Company Stockholder, such Company Stockholder’s Pro Rata Share of the Remaining Proceeds and (2) to the Company, on behalf of the Company Optionholders holding Vested Company Options, the aggregate Pro Rata Share of all Company Optionholders holding Vested Company Options of the Remaining Proceeds, for further payment to the Company Optionholders holding Vested Company Options through the Surviving Corporation’s payroll system or, if such Company Optionholder holding Vested Company Options is not employed by the Surviving Corporation on such date, by check.
(e)    Cooperation. For purposes of complying with the terms set forth in Sections 2.8(c) and 2.8(d), each of the Surviving Corporation and the Equityholder Representative shall cooperate with each other and Parent and provide to the other Party, the other Party’s representatives and the Arbitration Firm reasonable access during normal business hours upon reasonable advance notice to the relevant books and records of the Surviving Corporation used by the Surviving Corporation in the preparation of the Closing Date Statement, as may be reasonably required in connection with the preparation and analysis of the Closing Date Statement and the resolution of any disputes thereunder.
2.9    Paying Agent; Payment Procedures.
(a)    Paying Agent. At or prior to the Closing, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the “Paying Agent”), pursuant to an agreement that requires the Paying Agent to comply with the procedures set forth in this Section 2.9, or Parent shall elect to act as the Paying Agent, in which case it shall deliver a written notice of such election to the Equityholder Representative at least three (3) Business Days prior to the Closing and comply with all the obligations of the Paying Agent under this Agreement. At the Effective Time, Parent shall deposit with the Paying Agent, for payment through the Paying Agent in accordance with this Section 2.9, funds in an amount equal to the Net Closing Merger Consideration (the “Payment Fund”). The Payment Fund shall, pending its disbursement, be invested by the Paying Agent as directed by Parent in: (i) short-term direct obligations of the United States of America; (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest; (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services; or (iv) money market funds investing solely in a combination of the foregoing. The Paying Agent shall cause the Payment Fund to be: (x) held for the benefit of the Company Stockholders immediately prior to the Effective Time; and (y) applied promptly to making the payments to such Company Stockholders as required by the terms hereof. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

(b)    Payment Procedures.
(i)    Prior to, or promptly following, the Closing, the Company or the Surviving Corporation, as applicable, shall, or shall cause the Paying Agent to, deliver to each Company Stockholder a letter of transmittal substantially in the form of Exhibit C-2 (the “Stock Letter of Transmittal”), which shall: (A) contain instructions for surrendering for cancellation such Company Stockholder’s stock certificates representing such Company Stockholder’s shares of Company Capital Stock (collectively, such Company Stockholders’ “Certificates”), delivering the Stock Letter of Transmittal and receiving such Company Stockholder’s portion of the Net Closing Merger Consideration; (B) specify that delivery shall be effected, and risk of loss and title to such shares of Company Capital Stock shall pass, upon proper delivery to the Paying Agent of such Company Stockholder’s Certificates and a properly completed Stock Letter of Transmittal; and (C) such other provisions as Parent and the Company may mutually agree upon.
(ii)    With respect to any Certificates surrendered by a Company Stockholder to the Paying Agent, after the Effective Time, together with a duly completed and validly executed Stock Letter of Transmittal, the Paying Agent shall, as promptly as practicable, pay to such Company Stockholder by wire transfer of immediately available funds (adjusted to the nearest whole cent) to an account or accounts specified in the Stock Letter of Transmittal (1) the Per Share Common Estimated Merger Consideration for each share of Company Common Stock represented by such Certificate or Certificates, if any, plus (2) the Per Share Series A-1 Preferred Estimated Merger Consideration for each share of Series A-1 Preferred Stock represented by such Certificate or Certificates, if any, plus (3) the Per Share Series A-2 Preferred Estimated Merger Consideration for each share of Series A-2 Preferred Stock represented by such Certificate or Certificates, if any, and Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.9(b)(ii), each Certificate shall be deemed at any time from and after the Effective Time to represent only the right to receive upon surrender, the Per Share Common Estimated Merger Consideration, the Per Share Series A-1 Preferred Estimated Merger Consideration or the Per Share Series A-2 Preferred Estimated Merger Consideration, as applicable.
(iii) If payment is to be made to a Person other than the Person in whose name the shares of Company Capital Stock represented by a Certificate are registered, it shall be a condition of payment that: (A) the Certificate surrendered shall be properly endorsed or shall otherwise in proper form for transfer; (B) the Stock Letter of Transmittal delivered to the Paying Agent shall be properly executed and otherwise in proper form; and (C) the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the Person in whose name the shares of Company Capital Stock are registered, or establish to the satisfaction of Paying Agent that such Tax has been paid or is not applicable.
(iv)     All cash paid upon the surrender of the Certificates in accordance with the terms of this Section 2.9 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by the Certificates. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of shares of Company Capital Stock on the transfer books of the Surviving Corporation. If, after the Effective Time, a request for the transfer of shares of Company Capital Stock or any Certificate is presented to the Paying Agent or the Surviving Corporation, the relevant shares of Company Capital Stock shall be cancelled and exchanged for the consideration as provided in Section 2.6 and this Section 2.9.
(v)    Any portion of the Payment Fund that remains undistributed to the Company Stockholders twelve (12) months after the Closing Date will be promptly delivered to Parent by the Paying Agent along with any and all earnings thereon, and any Company Stockholder shall look only to Parent or the Surviving Corporation for satisfaction of any claims for its right to receive the consideration payable in respect of the applicable shares of Company Capital Stock in accordance with Section 2.6(c). Any portion of the Payment Fund that remains undistributed immediately prior to the time at which such amounts would otherwise escheat or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. None of the Paying Agent, Parent or the Surviving Corporation will be liable to any Person for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.10    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and which are held by any holder who is entitled to demand and has properly demanded and perfected such holder’s right to an appraisal in accordance with the DGCL and has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall not be converted into or represent the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that all Dissenting Shares held by holders of shares of Company Capital Stock who shall have failed to perfect or who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the consideration payable in respect of such shares in accordance with Section 2.6(c), without interest, upon surrender in the manner provided in Section 2.9. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Capital Stock and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to any of the foregoing.
2.11    Adjustments. Notwithstanding anything to the contrary set forth in this Article II, but without limiting the terms of Section 6.1, if, between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the consideration payable in respect of such shares in accordance with Section 2.6(c) shall be appropriately adjusted to reflect such change.
2.12    Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation and their respective agents will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Code or any provision of applicable United States federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction or withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the schedules accompanying this Agreement (a “Schedule” and, collectively, the “Disclosure Schedules”), the Company and the Principal Stockholder hereby represent and warrant to Parent and Merger Sub as follows:
3.1    Organization; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. Each of the Subsidiaries is a legal entity duly organized, validly existing, and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. Each of the Company and its Subsidiaries is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has provided to Parent prior to the date hereof (a) a true and complete copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date and each instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company and (b) true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational or governing documents) of each Subsidiary, each as amended to date and each instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Subsidiaries. The Company is not in violation of any of the provisions of the Certificate of Incorporation or Bylaws. No Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational or governing documents).
3.2    Capitalization.
(a)    The authorized capital stock of the Company consists of 57,500,000 shares of Class A Common Stock, 5,200,000 shares of Class B Common Stock, 41,000,000 shares of Series A-1 Preferred Stock, and 7,000,000 shares of Series A-2 Preferred Stock. As of the date hereof: (i) 7,000,000 shares of Class A Common Stock, 119,723 shares of Class B Common Stock, 39,525,116 shares of Series A-1 Preferred Stock, and 6,975,020 shares of Series A-2 Preferred Stock are issued and outstanding; and (ii) 5,169,457 shares of Class B Common Stock are reserved for issuance under the Equity Incentive Plan, consisting of: (x) 2,636,421 shares of Class B Common Stock issuable upon the exercise of rights to receive shares Class B Common Stock granted under the Equity Incentive Plan; (y) 2,413,313 shares of Class B Common Stock remaining available for issuance under the Equity Incentive Plan; and (z) 119,723 shares of Class B Common Stock issued upon the exercise of rights to receive shares Class B Common Stock granted under the Equity Incentive Plan. No shares of Company Capital Stock are held in treasury. Except as set forth in this Section 3.2(a), there are not now, nor will there be at the Effective Time, any other Equity Interests of the Company authorized, issued or outstanding. Schedule 3.2(a) sets forth a complete and correct list of the holders of all the issued and outstanding shares of Company Capital Stock, the address of each such holder and the number, series and classes of Equity Interests of the Company owned of record by each such holder. Schedule 3.2(a) sets forth, for each outstanding Company Option, the name of the holder, the date of grant, the exercise price, the vesting schedule and the expiration date. All shares of Company Common Stock subject to any Company Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Schedule 3.2(a) sets forth, by grant, all Company Options that are Vested Company Options. No Vested Company Option has an exercise price per share greater than the Per Share Common Merger Consideration.
(b)    All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. There are no outstanding or authorized equity appreciation rights, phantom stock, profit participation or other similar rights with respect to Equity Interests of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.
(c)    Except as set forth on Schedule 3.2(c), the Company is not a party to any voting trust, proxy or other Contract relating to the voting, issuance, redemption, repurchase, sale, transfer or other acquisition or disposition of any Equity Interests of the Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock that will not be satisfied by the payment of the Estimated Merger Consideration hereunder.
3.3    Power and Authority. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which it is a party and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Company and, except for receipt of the Company Stockholder Approval, no other or further action or proceeding on the part of the Company or its equity holders is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms and conditions, subject to General Principles of Law, Equity and Public Policy.

3.4    Consents and Approvals; No Violation.
(a)    Except: (i) as set forth on Schedule 3.4(a)(i); (ii) for the filing of the Certificate of Merger with the Delaware Secretary of State; and (iii) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws as set forth on Schedule 3.4(a)(iii) (all of the foregoing, the “Company Required Governmental Approvals”), none of the Company or any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority, union, labor organization, works council or similar employee representative in connection with the execution, delivery and performance by the Company of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.
(b)    Except as set forth on Schedule 3.4(b) and assuming the Company Stockholder Approval is obtained, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws; (ii) assuming the Company Required Governmental Approvals are obtained or made, as the case may be, violate any Law or Order to which the Company or any of its Subsidiaries is subject, except for such violations as would not be material to the operation of the Business; (iii) conflict with, result in a breach or violation of, constitute a default under, require a consent or waiver under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any material Contract to which the Company or any of its Subsidiaries is a party; or (iv) trigger any “change of control” or other similar provisions contained in any material Contract to which the Company or any of its Subsidiaries is a party.
3.5    Brokers’ Fees. Except as set forth on Schedule 3.5, none of the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.
3.6    Subsidiaries; Assets.
(a)    Schedule 3.6(a) sets forth: (i) the name of each Subsidiary of the Company; (ii) the jurisdiction in which it is incorporated or organized; and (iii) the number and type of issued and outstanding Equity Interests of each Subsidiary of the Company. Except as set forth in Schedule 3.6(a), there are not now, nor will there be at the Effective Time, any other Equity Interests of any Subsidiary authorized, issued or outstanding. All of the issued and outstanding Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding or authorized options, equity appreciation rights, restricted stock units, phantom stock, performance awards, profit participation, other equity-based awards, warrants, conversion rights, calls, subscriptions, convertible securities or other similar rights, agreements or commitments with respect to Equity Interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy or other Contract relating to the voting, issuance, redemption, repurchase, sale, transfer or other acquisition or disposition of any Equity Interests of any Subsidiary. Neither the Company nor any of its Subsidiaries, either directly or indirectly, owns of record or beneficially any Equity Interests in any Person that is not a Subsidiary of the Company. All of the outstanding Equity Interests in each Subsidiary of the Company are owned of record by the Company or another Subsidiary of the Company, free and clear of all Liens and any preemptive or similar rights.
(b)    The Company and its Subsidiaries have good and valid title to, or lease and have a valid leasehold interest in, all of the tangible assets reflected as being owned by or leased to them in the Financial Statements, free and clear of all Liens, except for: (i) assets disposed of in the Ordinary Course after the Balance Sheet Date; (ii) Permitted Liens; and (iii) Liens associated with Indebtedness which will be paid off at Closing.
3.7    Real Property.
(a)    Owned Real Property. None of the Company or any of its Subsidiaries owns any real property.
(b)    Leased Real Property. Schedule 3.7(b) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (the “Real Property Leases”). Except as set forth on Schedule 3.7(b), with respect to each of the Real Property Leases: (i) the Company (or the applicable Subsidiary of the Company) enjoys peaceful and undisturbed possession under such Real Property Leases; (ii) all rent payable under such Real Property Leases has been paid to date; and (iii) none of the Company or any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Leased Real Property constitutes all of the real property used in the operation of the Business.
3.8    Financial Statements.
(a)    True, correct and complete copies of the following financial statements have been delivered or made available to Parent prior to the date hereof:

(i)    the audited consolidated balance sheet of the Company and its Subsidiaries (other than Inventus UK and Unified OS) as of December 31, 2014 and December 31, 2013 and the related consolidated statement of income and cash flows of the Company and its Subsidiaries (other than Inventus UK and Unified OS) for the years then ended (the “Audited Financial Statements”);
(ii)    the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015 (the “Balance Sheet Date”) and the related consolidated statement of income and cash flows for the period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”); and
(iii) the audited balance sheets of Unified OS as of December 31, 2014 and December 31, 2013, together with the related profit and loss accounts of Unified OS for the years ending on the dates of such balance sheets.
(b)    The Financial Statements: (i) have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, except (A) for the deviations and other items described on Schedule 3.8(b) which are not in accordance with GAAP; and (B) that the Interim Financial Statements do not contain any footnotes and are subject to normal year-end audit adjustments; and (ii) present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries, taken as a whole, as of the dates thereof and for the periods covered thereby (with respect to the Interim Financial Statements, subject to normal year-end audit adjustments).
(c)    The Company and its Subsidiaries maintain accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets, (iii) access to their assets is permitted only in accordance with management’s authorization, (iv) the reporting of their assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
(d) Neither the Company, any of its Subsidiaries, or to the Knowledge of the Company, any representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material compliant, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods or internal accounting controls of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
3.9    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liability that is of a type required to be reflected on the face of a consolidated balance sheet in accordance with GAAP, except (i) as reflected in, reserved against or disclosed in the Financial Statements; (ii) as incurred in the Ordinary Course since the Balance Sheet Date, which individually and in the aggregate, are not material and are of the same character and nature as the obligations and Liabilities set forth in the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date; or (iii) as incurred under this Agreement or in connection with the transactions contemplated hereby.
3.10    Absence of Certain Changes. Except as set forth on Schedule 3.10, since the Balance Sheet Date: (a) there has not occurred any Material Adverse Effect; and (b) the Company and its Subsidiaries have conducted the Business in the Ordinary Course in all material respects. Without limiting the generality of the foregoing, since the Balance Sheet Date through the date hereof, the Company and each of its Subsidiaries have (x) preserved the business operations, organization and goodwill of the Company and its Subsidiaries and (y) preserved the relationships with material customers and material suppliers of the Company and its Subsidiaries. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries have taken any action which, if taken on or after the date hereof, would be required to be disclosed on Schedule 6.1(a).
3.11    Compliance with Law; Permits.
(a)    Except (i) with regard to the environmental matters addressed in Section 3.12 herein, Tax matters addressed in Section 3.13 herein, Intellectual Property matters addressed in Section 3.14 herein, and employee benefit matters addressed in Section 3.17 herein, and (ii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws and Orders. Except as set forth on Schedule 3.11(a), no Action alleging any failure to comply with any applicable Law or Order is pending or, to the Knowledge of the Company, currently threatened against the Company or any of its Subsidiaries.
(b)    Except as set forth on Schedule 3.11(b): (i) the Company and its Subsidiaries hold all Permits required in connection with the conduct of the Business as currently conducted, except for such Permits as to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) each such Permit is in full force and effect; and (iii) the Company and its Subsidiaries are in compliance with the terms and conditions of all such Permits, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.12    Environmental Matters.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(i)    the Company and its Subsidiaries are in compliance with all Environmental Laws, which compliance includes the possession of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the terms and conditions thereof;
(ii)    none of the Company nor any of its Subsidiaries has received any, and, to the Knowledge of the Company, there is no Environmental Claim pending from any Governmental Authority or any other Person alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, or that otherwise could reasonably be expected to result in any costs or liabilities under Environmental Law; and
(iii)    the Leased Real Property and any other property used or controlled by the Company or any of its Subsidiaries, and, to the Knowledge of the Company with respect to any such property used by any third parties, the existing uses and activities thereon, including the use, maintenance and operation of the Business as currently conducted, comply with all Environmental Laws, including with respect to any on-site and off-site locations for the storage, disposal, transportation, recycling or disposition of Materials of Environmental Concern, any above- or underground storage tanks or vessels, asbestos contained in or forming part of any building, building component, structure or office space, polychlorinated biphenyls, lead, radon or mold.
(b)    The Company has provided to Parent all assessments, reports, data, results of investigations or audits, and other information in the possession of or reasonably available to the Company or any of its Subsidiaries regarding environmental matters pertaining to or the environmental condition of their business, properties (whether leased, owned or otherwise occupied or controlled), or the compliance (or noncompliance) of any of the foregoing under any Environmental Laws.
(c)    Neither the Company nor any of its Subsidiaries is required by any Environmental Law, or by virtue of or as a condition to the transaction set forth herein, to (i) perform a site assessment for Materials of Environmental Concern, (ii) remove or remediate Materials of Environmental Concern, (iii) give notice to or receive approval from any Governmental Authority, or (iv) record or deliver to any Person any disclosure document or statement pertaining to environmental matters.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.12 constitute the sole representations and warranties made by the Company in this Agreement with respect to environmental matters.
3.13    Tax Matters.
(a)    All material Tax Returns required to have been filed by or in respect of the Company or any of its Subsidiaries (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely filed. All such Tax Returns are true, correct and complete in all material respects, were prepared in substantial compliance with all applicable Laws and regulations and disclose all Taxes required to be paid for the periods covered thereby. All material Taxes (whether or not shown on any Tax Return) due and owing by the Company or any of its Subsidiaries have been timely paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed.
(b)    There is no Tax audit, claim, investigation, action, or administrative or judicial Tax proceeding pending with respect to the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company or any of its Subsidiaries.
(c)    None of the Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No written claim has been made by a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be required to file Tax Returns or pay Taxes in such jurisdiction.

(d)    None of the Company or any of its Subsidiaries: (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (ii) has any actual or potential liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor. There are no Tax-sharing agreements, Tax allocation agreements or similar arrangements (including indemnity arrangements) pursuant to which the Company or any of its Subsidiaries could be liable for any amounts of material Taxes.
(e)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(f)    Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” (within the meaning of Section 6707A(c)(2) of the Code, Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2)).
(g)    The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of the Interim Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Interim Financial Statements. Since the date of the Interim Financial Statements, neither the Company nor any Subsidiary of the Company has incurred any liability for Taxes inconsistent with past custom and practice.
(h)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, accounting method change pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality, or agreement with any Governmental Authority, or prepaid amount received on or prior to the Closing Date.
(i)    Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.
(j)    Neither the Company nor any of its Subsidiaries has any agreements and other Contracts relating to Tax holidays or Tax incentives of the Company or any Subsidiary of the Company.

(k)    Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in Section 3.10 (Absence of Certain Changes), Section 3.17 (Employee Benefits Plans) and this Section 3.13 constitute the sole representations and warranties made by the Company in this Agreement with respect to Tax matters.
3.14    Intellectual Property.
(a)    Ownership; Consummation of Transaction. The Company and its Subsidiaries, collectively, exclusively own, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Owned Technology and Owned Intellectual Property (other than Owned Intellectual Property that is exclusively licensed to Company or its Subsidiaries). The Company and its Subsidiaries, collectively, have the valid right to use all Licensed Intellectual Property (other than Intellectual Property included in Shrink-Wrap Software and Open Source Software) and Owned Intellectual Property that is exclusively licensed to Company or its Subsidiaries pursuant to the Inbound Licenses set forth on Schedule 3.15(a)(ix). The Owned Intellectual Property and Licensed Intellectual Property together include all of the Intellectual Property and Technology that are used in the conduct of the Business as heretofore conducted, as currently conducted, and as presently proposed to be conducted. Except as set forth on Schedule 3.14(a), the consummation of the transactions contemplated by this Agreement will not: (i) result in the loss or impairment of the right, title or interest of the Company and its Subsidiaries in or to any of the Owned Intellectual Property, (ii) result in the loss or impairment of or payment of any additional amounts with respect to, require the consent of any other Person in respect of, nor give rise to any right of any Person to terminate or alter, the Company’s or its Subsidiaries’, as the case may be, right to own, use, or hold for use any Owned Intellectual Property or Licensed Intellectual Property as owned, used or held for use in the conduct of the Business of the Company and its Subsidiaries, (iii) violate or result in the breach, modification, cancellation, termination or suspension of any of the Inbound Licenses (other than for Shrink-Wrap Software) or Outbound Licenses or (iv) result in the violation of any applicable Privacy Laws/Policies. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the rights of the Company and its Subsidiaries under all Inbound Licenses and Outbound Licenses to the same extent that the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred. Neither this Agreement nor the transactions contemplated hereby, including the assignment to the Surviving Corporation, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party, will result in (A) any Person being granted rights or access to, or the placement in or release from escrow, of any source code or other Technology, (B) Parent or the Surviving Corporation being obligated to grant to any third party any right in any Intellectual Property, (C) Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (D) Parent or the

Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Closing Date.
(b)    Infringement; Proceedings. Except as set forth on Schedule 3.14(b): (i) the operation of the Business as conducted by the Company and its Subsidiaries does not interfere with, infringe upon, misappropriate, conflict with or otherwise violate, and has not interfered with, infringed upon, misappropriated, conflicted with or otherwise violated, any Intellectual Property of any Person; (ii) in the six (6) year period preceding the date hereof, none of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, conflict or other violation (including any offer or demand to license any Intellectual Property of any Person) and, to the Knowledge of the Company, no such charge, complaint, claim demand or notice is currently threatened; (iii) no claims challenging the validity, enforceability, ownership or use of any Owned Intellectual Property are pending or, to the Knowledge of the Company, are currently threatened; (iv) there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for an Action of interference, infringement, misappropriation, conflict or other violation of Intellectual Property rights against the Company or any of its Subsidiaries; and (v) to the Knowledge of the Company, in the six (6) year period preceding the date hereof, no Person has interfered with, infringed upon, misappropriated, conflicted with or otherwise violated any Owned Intellectual Property.
(c)    Registered IP. Schedule 3.14(c) sets forth a correct and complete list of all of the following items of Owned Intellectual Property (identifying for each such item, the owner, jurisdiction, registration or application number, and registration or application date): (i) all issued patents and pending patent applications; (ii) registrations for Trademarks and applications for such registrations; (iii) all copyright registrations; (iv) all trade names or corporate names and all material unregistered Trademarks; (v) all Internet domain names; and (vi) all Software that is material to the Business. None of the Owned Intellectual Property is subject to any proceeding before, outstanding consent, settlement, decree, order, injunction, ruling or stipulation with any Governmental Authority restricting the use, transfer, licensing, exploitation or ownership thereof, or any Contract entered into in settlement of such a proceeding, restricting the use, transfer, licensing or exploitation of the Company or its Subsidiaries thereof. The Company or one of its Subsidiaries, as the case may be, is the sole and exclusive legal and beneficial owner and, with respect to applications and registrations, record owner of all of the Intellectual Property required to be set forth on Schedule 3.14(c), and all such Intellectual Property is subsisting, valid, and enforceable. None of the Company or its Subsidiaries have granted any Person any right to control the prosecution or registration of any Owned Intellectual Property, or to commence, defend, or otherwise control any Action with respect to any Owned Intellectual Property.
(d)    Contributors. Each founder of the Company and each of its Subsidiaries (each, a “Founder”) and each current and former employee, consultant and independent contractor of the Company or any of its Subsidiaries that has conceived, invented, created, developed or reduced to practice any Owned Intellectual Property or Owned Technology (each, a “Contributor”) has executed a valid, enforceable, written agreement substantially in the form provided to Parent that (i) assigns to the Company or one of its Subsidiaries all right, title and interest in and to any and all Intellectual Property relating to the Business that is invented, created, developed or reduced to practice by such Contributor in the course of his, her or its activities for the Company or its Subsidiaries or during working hours for the Company or its Subsidiaries or using the resources of the Company or its Subsidiaries and (ii) contains provisions consistent with industry standards designed to prevent unauthorized disclosure of the Company’s or any of its Subsidiaries’ Trade Secrets. To the Company’s Knowledge, no party to such written agreements has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement. No Owned Intellectual Property or Owned Technology was invented, created, developed or reduced to practice by any Founder or any current or former employee of the Company or any of its Subsidiaries prior to such Person’s employment by the Company or such Subsidiary. No current or former Founder, Affiliate, partner, director, stockholder, officer, consultant or employee of the Company or any of its Subsidiaries will, after giving effect to the Merger, own or retain any rights to use or otherwise exploit any of the Owned Intellectual Property or Owned Technology.
(e)    Trade Secrets; Cybersecurity. The Company takes reasonable measures consistent with industry standards to protect the confidentiality of Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements. There has not been any disclosure or publication of any Trade Secret of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other proprietary rights in and to such information. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to protect its and their information technology systems from (i) the inclusion of any device or feature designed to permit unauthorized access, disrupt, disable or otherwise harm, damage or impair Software, hardware or data and (ii) unauthorized access, use, modification or other misuse. The Company and its Subsidiaries maintain commercially reasonable disaster recovery and security plans, procedures and facilities. There have been no material security breaches in the information technology systems of the Company or its Subsidiaries, and during the thirty-six (36) months immediately preceding the date of this Agreement, there has not been any material disruption in or failure of any of the information technology systems of the Company or any of its Subsidiaries that has adversely impacted the operation of the Business.
(f)    Open Source. Schedule 3.14(f) lists all Open Source Software that has been incorporated into, integrated with, combined with, or linked to any Company Product or Owned Technology in any way, or from which any Company Product or Owned Technology was derived, and describes the manner in which each such Open Source Software was incorporated into, integrated with, combined with or linked to any such Company Product or Owned Technology (such description shall include whether (and, if so, how) the Open Source Software was modified, distributed, conveyed or licensed out by the Company). The Company and its Subsidiaries have not used Open Source Software in any manner that, with respect to any Company Product or Owned Technology (excluding the Open Source Software itself), does or is reasonably expected to: (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, obligations for the Company or its Subsidiaries with respect to Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Owned Intellectual Property. With respect to any Open Source Software that is or has been used by the Company or its Subsidiaries in any way, the Company and its Subsidiaries have been and are in material compliance with all applicable licenses with respect thereto.
(g)    Source Code. None of the Company, its Subsidiaries or any other Person acting on its or their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Owned Technology, except for disclosures to employees, contractors or consultants in the Ordinary Course under written agreements that prohibit use or disclosure except in the performance of services to the Company or its Subsidiaries.
(h)    Bugs and Defects. Schedule 3.14(h) sets forth the Company’s and its Subsidiaries’ current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the commercially available Company Products and Owned Technology. Without limiting the generality of the foregoing, (i) except as set forth on Schedule 3.14(h), there are no defects, malfunctions or nonconformities in any of the commercially available Company Products or Owned Technology which have or would be reasonably likely to materially disrupt their commercial availability, and (ii) there are no Actions asserted against the Company or its Subsidiaries or, the Company’s Knowledge, any of its customers or distributors related to the Company Products or Owned Technology alleging any material defects, malfunctions or nonconformities, nor have there been any threats thereof.
(i)    Contaminants. The Company and its Subsidiaries have not incorporated any, and are not aware of the incorporation of any, “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, Owned Technology, or data or other Software of users (“Contaminants”) into any Company Product or Owned Technology. The Company has taken reasonable steps to prevent the introduction of Contaminants into Company Products or Owned Technology.

(j)    Company Products. Schedule 3.14(j) lists all Company Products that have been commercially released by the Company or any of its Subsidiaries by name.
(k)    Government Funding; Standard-Setting Organizations. No funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center, was used in the invention, creation, development or reduction to practice of any Owned Intellectual Property or Owned Technology. None of the Company or any of its Subsidiaries is (or has been) a member of, has not made any submission or suggestion to, or is (or has ever been) subject to any Contract with, any standard-setting organizations, standards body or other entity that would obligate the Company or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its Intellectual Property rights. Except as set forth on Schedule 3.14(k), neither the Company nor any of its Subsidiaries has entered into any Contracts with any Governmental Authority, foundation or any public or private university, college, or other educational institution or research center related to the development or first reduction to practice of Intellectual Property or Technology.
(l)    Privacy. The Company and its Subsidiaries have provided copies of all of its and their current and former privacy policies to Parent. The Company and its Subsidiaries have not purchased or licensed, or transferred, sold, rented or otherwise made available any Personally Identifiable Information (including name, address, telephone number or email address) of any natural person to any Person without the explicit consent of such natural person. The Company and its Subsidiaries have at all times complied with all applicable Privacy Laws/Policies. No Actions have been asserted or threatened against the Company or its Subsidiaries alleging a violation of any Person’s privacy or Personally Identifiable Information or data rights (or of any applicable Privacy Laws/Policies). The Company and its Subsidiaries have implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Company and its Subsidiaries complies with all applicable Privacy Laws/Policies.
3.15    Contracts.
(a)    Schedule 3.15(a) lists the following Contracts to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”):
(i)    any Contract relating to the lease of personal property to or from any Person that involved annualized rental payment obligations in excess of $100,000 during the year ended December 31, 2014 or during the nine (9) months ended September 30, 2015;
(ii)    any Real Property Lease;
(iii)    any Contract to purchase or sell real property;

(iv)    except for (A) purchase orders of the Company or its Subsidiaries issued or received in the Ordinary Course for the purchase or sale of supplies, products or goods and (B) Contracts with customers, suppliers or partners entered in the Ordinary Course, any Contract for the purchase or sale of supplies, products or goods, or for the furnishing or receipt of services, in each case that involved annualized payment obligations in excess of $100,000 during the year ended December 31, 2014 or during the nine (9) months ended September 30, 2015;
(v)    any Contract that (A) involves any partnership, strategic alliance, joint venture or sharing of profits or similar arrangement by the Company or any of its Subsidiaries with any other Person or (B) requires the Company or any of its Subsidiaries to purchase equity or debt securities, advance credit, keep well or otherwise invest or fund the capital needs of any Person;
(vi)    any Contract concerning the ownership of investments in any Person or a minority Equity Interest in any Person;
(vii)    any Contract relating to Indebtedness;
(viii)    Guarantees, suretyships, indemnification, contribution agreements or other sources of contingent liability in respect of any indebtedness or obligations of any other Person;
(ix)    any (A) Inbound License (other than for Shrink-Wrap Software and Open Source Software) or (B) Contract pursuant to which the Company or any of its Subsidiaries is obligated to pay royalties to any other Person with respect to any Intellectual Property;
(x)    any Outbound License (other than Standard Outbound Forms, copies of which have been provided to Parent);
(xi)    any Contract other than an Inbound License or Outbound License relating to the acquisition, transfer, development, manufacturing, distribution or sharing of any Technology (including Company Products) or Intellectual Property (including any software development agreement, joint development agreement, technical collaboration agreement or similar agreement);
(xii)    any collective bargaining agreement or other agreement with any union, labor organization, works council or similar employee representative (“Collective Bargaining Agreement”);

(xiii)    any Contract for the employment or engagement of any individual on a full-time, part-time, fixed term or consulting basis, other than any such Contract that can be terminated without penalty, liability or premium upon notice of ninety (90) days or less;
(xiv)    any Contract that contains any severance, redundancy or termination indemnity pay or provides for payments to be made in the event of a change of control of the Company;
(xv)    any Contract entered into between or among the Company or any of its Subsidiaries, on the one hand, and any Company Stockholder, Company Optionholder, officer or director or Affiliate (other than the Company or its Subsidiaries, the direct or indirect parent entities of the Principal Stockholder, or any investment fund affiliated with Clearlake Capital Group, L.P.) of any of the foregoing, on the other hand;
(xvi)    any Contract that commits the Company or any of its Subsidiaries to making capital expenditures after the date hereof in an amount in excess of $100,000;
(xvii)    any powers of attorney or similar grants of agency executed by the Company or any of its Subsidiaries;
(xviii)    any Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock of any other Person, in each case pursuant to which any earn-outs or deferred, contingent purchase price or indemnification obligations of the Company or its Subsidiaries remain outstanding;
(xix)    any Contract with any Governmental Authority;
(xx)    any Contract obligating the Company or any of its Subsidiaries: (A) to refrain from competing with any business, (B) to refrain from conducting business in any particular jurisdiction or location, (C) to refrain from conducting any business with certain Persons, (D) to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party or (E) to provide “most favored nations” terms for the benefit of any other Person;

(xxi)    any Contract with the top twenty customers and suppliers of the Business based on gross revenues during the nine (9) months ended September 30, 2015;
(xxii)    any Contract terminable upon a change of control of the Company or any of its Subsidiaries; and
(xxiii)    any commitment to enter into any agreement of the type described in clauses (i) through (xxiii) of this Section 3.15(a).
(b)    The Company has delivered or made available to Parent a true, correct and complete copy of each Material Contract. Except as set forth on Schedule 3.15(b)-1, with respect to each such Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company that is a party thereto, enforceable in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy; (ii) none of the Company or any of its Subsidiaries is in breach or default under such Material Contract; and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists which, with notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under such Material Contract. Schedule 3.15(b)-2 identifies those Material Contracts that require the consent or approval of, or that notice be provided to, third parties to the transactions contemplated by this Agreement.
3.16    Labor Matters. Except as set forth on Schedule 3.16: (a) The Company and its Subsidiaries are neither party to, nor bound by, any Collective Bargaining Agreement or relationship with any union, works council or other employee representative; (b) the Company and its Subsidiaries, and their respective employees, agents and representatives, have not committed any unfair labor practice, nor is any unfair labor practice or equivalent charge or complaint pending or, to the Knowledge of the Company, currently threatened in writing before the National Labor Relations Board or any other Governmental Authority; (c) since June 12, 2013, there has not been any actual or, to the Knowledge of the Company, threatened material arbitration or grievance, labor strike, lockout, slowdown, work stoppage or other dispute or Action related to labor or employment matters or brought by or on behalf of any current or former employee of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such dispute or Action is currently threatened or pending; (d) no employees of the Company or its Subsidiaries are represented by any union, labor organization, works council or similar employee representative and, to the Knowledge of the Company, no union organization campaign or representation or recognition or certification proceeding or petition is in progress with respect to any employees of the Company or its Subsidiaries; (e) the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, worker classification, wages, hours of work, and occupational safety and health, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), collective dismissals, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance; (f) the Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan; (g) the Company and its Subsidiaries are not delinquent in payments to any current or former employees for any services or amounts required to be reimbursed or otherwise paid; (h) to the Knowledge of the Company, no employee of the Company or its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information; (i) the Company and its Subsidiaries have no Knowledge that any employee listed on Schedule A of this Agreement or any other current employee of the Company or its Subsidiaries above the level of manager intends to terminate his or her employment; and (j) no contract of employment of any employee of the Company or its Subsidiaries has previously transferred to the Company or its Subsidiaries pursuant to the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 2016.
3.17    Employee Benefits Plans.
(a)    Schedule 3.17(a) sets forth a complete and correct list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has provided or made available to Parent true, correct and complete copies of: (i) all plan and trust documents and any amendments thereto, summary plan descriptions and insurance contracts; (ii) the most recent Internal Revenue Service opinion or determination letter; (iii) the most recent IRS Form 5500, as filed, in each case if applicable; (iv) written summaries of all unwritten Employee Benefit Plans; and (v) all material communications with or to, and any governmental and regulatory approvals received from, any Governmental Authority.
(b)    Except as set forth on Schedule 3.17(b), each Employee Benefit Plan has been maintained, funded and administered in compliance with the terms of such Employee Benefit Plan, the applicable requirements of the Code and ERISA and any other applicable Laws. Except as set forth on Schedule 3.17(b), each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, and no event has occurred or condition exists that could materially adversely affect the qualification of such Employee Benefit Plan.

(c)    With respect to each Employee Benefit Plan, all payments, premiums, contributions, and reimbursements for all periods ending prior to or as of the Closing Date have been made. There are no Actions (other than routine claims for benefits in the Ordinary Course) pending or currently threatened in writing with respect to any Employee Benefit Plan.
(d)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has or could have any Liability under or with respect to any defined benefit pension scheme, final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service, any “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan,” as defined in Section 3(37) of ERISA or a multiple employer plan (within the meaning of Sections 4063-4064 of ERISA and Section 413(c) of the Code). No other trade or business is treated, together with the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, as a single employer under Section 414 of the Code or Section 4001 of ERISA and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any Liability to or with respect to an Employee Benefit Plan (other than with respect to contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due). None of the Company, any of its Affiliates or any of their respective ERISA Affiliates has incurred, could incur or is or could be contingently liable for any withdrawal liability to any “multiemployer plan” under Section 4021 of ERISA. No employee of the Company or its Subsidiaries has any claim or right in respect of any benefits payable on early retirement or redundancy under any occupational pension scheme.
(e)    Except as set forth on Schedule 3.17(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will: (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in the amount of benefits or compensation due to any Person under or with respect to any Employee Benefit Plan; (ii) result in any acceleration (of vesting, timing or payment of benefits or compensation or otherwise) to any current or former employee, director or consultant under or with respect to any Employee Benefit Plan or otherwise; (iii) trigger any obligation to fund any benefit, compensation amount or other obligation under Employee Benefit Plan; (iv) create any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Employee Benefit Plan; or (v) give rise to the payment of any amount that would not be deductible by Parent, the Surviving Corporation or their respective Affiliates by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.
(f)    There is no agreement, plan, arrangement or other contract covering any employee, director or consultant that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.
(g)    Each Employee Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2),(3), and (4) of the Code and all Treasury Regulations promulgated thereunder, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code and all Treasury Regulations promulgated thereunder.
(h)    Each Employee Benefit Plan for the benefit of employees who perform their services outside the United States (“Foreign Plan”) and related trust, if any, complies with and has been administered in material compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any Collective Bargaining Agreement and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning or challenging such compliance.
(i)    (A) Each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved; (B) all contributions to each Foreign Plan required to be made by the Company or its Subsidiaries through the Effective Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices; (C) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course; (D) there are no governmental audits or investigations pending or threatened in connection with any Foreign Plan; and (E) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.
3.18    Affiliate Transactions. Except (a) for employment-related and equity-related arrangements, the payment of compensation and benefits in the Ordinary Course, and travel advances in the Ordinary Course, and (b) as set forth on Schedule 3.18, no officer, director or equity holder of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any immediate family member of any officer, director or equity holder of the Company or any of its Subsidiaries, (i) is a party to any Contract or ongoing transaction or business relationship with the Company or any of its Subsidiaries, (ii) has any direct or indirect interest in any property or asset relating to the Business or used by, the Company or any of its Subsidiaries (including any Owned Intellectual Property or Owned Technology), (iii) has any claim or right against the Company or any of its Subsidiaries (other than rights to receive compensation for services performed as an officer or director of the Company or any of its Subsidiaries) or (iv) owes any money to the Company or any of its Subsidiaries or is owed any money from the Company or any of its Subsidiaries (other than rights to receive compensation for services performed as an officer or director of the Company or any of its Subsidiaries).
3.19    Litigation. Except as set forth on Schedule 3.19, there is no Action pending or, to the Knowledge of the Company, currently threatened against the Company or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries, or any of the directors and officers of the Company or any of its Subsidiaries in their capacity as directors or officers of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.19, none of the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries is subject to any outstanding Order that relates to the Company or any of its Subsidiaries or any of the assets or properties of the Company or any of its Subsidiaries.
3.20    Insurance. Schedule 3.20 sets forth a true, complete and correct summary of all policies of insurance for the Company and its Subsidiaries. The Company has delivered copies of such insurance policies and all amendments and riders thereto to Parent. With respect to each such insurance policy listed on Schedule 3.20: (a) the policy is in full force and effect; (b) all premiums with respect thereto covering all periods up to the date hereof have been paid; (c) the Company and its Subsidiaries, as applicable, is in compliance with the terms and conditions of such insurance policies other than non-compliance which would not be material to the Company or its Subsidiaries, (d) since the inception of each such insurance policy, no written notice of cancellation, termination or non-renewal has been received by the Company with respect to any of such insurance policies, (e) there are no pending claims under any of the insurance policies, including any claim for loss or damage to the properties, assets or business of the Company or any of its Subsidiaries and (f) such insurance policies (i) are sufficient for compliance with all requirements of Law and of all contracts to which the Company or any of its Subsidiaries is a party, (ii) are valid, outstanding and enforceable and (iii) provide adequate insurance coverage for the Company’s and its Subsidiaries’ assets and operation and the Business.
3.21    Disclaimer. Except for the representations and warranties contained in this Article III (including the Disclosure Schedules) and Article IV, none of the Company, any of its Subsidiaries, any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or the execution and delivery of this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDER
The Principal Stockholder hereby represents and warrants to each of Parent and Merger Sub as follows:
4.1    Organization; Good Standing. The Principal Stockholder is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. The Principal Stockholder possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by the Principal Stockholder as of the date of this Agreement.
4.2    Power and Authority. The Principal Stockholder has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Principal Stockholder of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Principal Stockholder, and no other or further action or proceeding on the part of the Principal Stockholder or its equity holders is necessary to authorize the execution and delivery by the Principal Stockholder of this Agreement or any of the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements to which it is a party will be at or prior to the Closing, duly and validly executed and delivered by the Principal Stockholder and, assuming the due and valid authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which it is a party when so executed and delivered will constitute, the legal, valid and binding obligations of the Principal Stockholder, enforceable against it in accordance with their terms and conditions, subject to General Principles of Law, Equity and Public Policy.
4.3    Consents and Approvals; No Violation.
(a)    The Principal Stockholder is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by it of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance by the Principal Stockholder of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the certificate of formation, operating agreement or other governing documents of the Principal Stockholder; (ii) violate any Law or Order to which the Principal Stockholder is subject; or (iii) conflict with, result in a breach or violation of, constitute a default under, require a consent or waiver under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Principal Stockholder is a party.
4.4    Brokers’ Fees. The Principal Stockholder does not have any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Principal Stockholder.
4.5    Disclaimer. Except for the representations and warranties contained in this Article IV, none of the Principal Stockholder, any of its directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to the Principal Stockholder or the execution and delivery of this Agreement or the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
5.1    Organization; Good Standing. Parent is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by Parent and Merger Sub as of the date of this Agreement. Each of Parent and Merger Sub is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification.
5.2    Power and Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each of the Ancillary Agreements to which either of them is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub, and no other or further action or proceeding on the part of Parent or Merger Sub or their respective equity holders is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement or any of the Ancillary Agreements to which any of them is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Agreements to which either of them is a party will be at or prior to the Closing, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which either of them is a party when so executed and delivered will constitute, the legal, valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms and conditions, subject to General Principles of Law, Equity and Public Policy.
5.3    Consents and Approvals; No Violation.
(a)    Except: (i) for the filing of the Certificate of Merger with the Delaware Secretary of State; and (ii) for any filings required to be made pursuant to the HSR Act and any other Antitrust Laws (all of the foregoing, the “Parent Required Governmental Approvals”), none of Parent or Merger Sub is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or any of the Ancillary Agreements to which any of them is a party or the consummation of the transactions contemplated hereby and thereby.
(b)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which any of them is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the articles of incorporation, bylaws or other governing documents of Parent or Merger Sub; (ii) assuming the Parent Required Governmental Approvals are obtained or made, as the case may be, violate any Law or Order to which Parent or Merger Sub is subject; or (iii) conflict with, result in a breach or violation of, constitute a default under, require a consent or waiver under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Parent or Merger Sub is a party.
5.4    Brokers’ Fees. None of Parent or Merger Sub has any Liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Parent or Merger Sub.

5.5    Litigation. There is no Action, hearing or investigation pending or, to Parent’s knowledge, currently threatened against Parent or Merger Sub or any of their respective properties or assets that is reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or consummate of the transactions contemplated hereby. None of Parent or Merger Sub is subject to any outstanding Order.
5.6    Sufficiency of Funds. Parent has, and at the Closing will have, immediately available funds sufficient to enable it to consummate the transactions contemplated by this Agreement and to pay the Merger Consideration and all other amounts payable by it in connection with this Agreement and the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or relating to any of the transactions contemplated by this Agreement.
5.7    Parent’s Due Diligence; Limitations on Representations and Warranties. Each of Parent and Merger Sub hereby acknowledges that, except for the representations and warranties of the Company expressly set forth in Article III and the representations and warranties of the Principal Stockholder expressly set forth in Article IV, it is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Parent is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such Evaluation Material, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, except as expressly set forth in Article III and Article IV (including the Disclosure Schedules). Each of Parent and Merger Sub acknowledges that none of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, stockholders, agents, Affiliates or representatives, or any other Person, has made any representation or warranty, express or implied, at law or in equity, with respect to the accuracy or completeness of the Evaluation Material or any financial projection or forecast delivered or made available by or on behalf of the Company with respect to the revenues or profitability which may arise from the operation of the Company or any of its Subsidiaries either before or after the Closing Date (except as otherwise expressly represented to in Article III).
ARTICLE VI
PRE-CLOSING COVENANTS

6.1    Conduct of the Business.
(a)    During the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated in accordance with Section 12.1 (the “Interim Period”), except as expressly required under or permitted by this Agreement, as required by Law, with the written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), or as set forth on Schedule 6.1(a), the Company shall, and shall cause its Subsidiaries to, (i) conduct the Business only in the Ordinary Course and (ii) use all commercially reasonable efforts to preserve their business organizations intact and their existing relationships with key customers, suppliers, lessors, and others with whom material business relationships exist, and keep available the services of their present officers and key employees.
(b)    Without limiting the generality of Section 6.1(a), during the Interim Period, except as contemplated or permitted under this Agreement, as required by Law, with the written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), or as set forth on Schedule 6.1(b), the Company shall, and shall cause its Subsidiaries not to:
(i)    sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any tangible assets of the Company or any of its Subsidiaries having a value, in any individual case, in excess of $100,000;
(ii)    except as required by Law or the terms of any Employee Benefit Plan in effect on the date of this Agreement, (A) grant any Equity Interest, including any stock option, restricted stock, restricted stock unit or other equity-related award, (B) take any action that would result in the acceleration of vesting, or adjustment of exercisability of, any outstanding Equity Interest or equity or equity-based award, including any stock options or otherwise amend the terms of any Equity Interest or equity or equity-based award, including any stock options, (C) make any material changes in management personnel, (D) increase in any manner the compensation or benefits paid or that could become payable to any current or former employee, director, or independent contractor (other than increases in salaries or wages in the Ordinary Course), (E) enter into any new, or amend, terminate or renew any existing, retention, change in control, severance or salary continuation agreements, Employee Benefit Plan or any other plan, agreement or arrangement that would be an Employee Benefit Plan if in effect as of the date hereof, (F) terminate the employment or engagement of any employee who holds the position of manager or above or independent contractor that provides material services to the Company or its Subsidiaries, respectively, in each case other than for cause, or terminate the employment of any employee listed on Schedule A to this Agreement for any reason, or renew or amend the terms of employment of any employee who holds the position of manager or above or independent contractor that provides material services to the Company or its Subsidiaries, or (G) hire or engage for services any employee or independent contractor whose aggregate compensation could exceed $100,000 per year;
(iii)     enter into any new capital spending commitments in excess of $100,000 in the aggregate or make any capital expenditures in excess of $100,000 other than, in the amounts and at the times listed on the capital expenditure plan attached hereto as Schedule 6.1(b)(iii), if any;
(iv)     terminate or cancel any of the insurance policies set forth on Schedule 3.20, unless simultaneously with such termination or cancellation, a replacement policy providing coverage at least equal to the coverage under the terminated or cancelled insurance policy for a substantially similar premium with a reputable insurance company is in full force and effect;
(v)    negotiate, adopt, amend, modify or terminate any Collective Bargaining Agreement;
(vi) amend its articles of incorporation, bylaws or other governing documents;
(vii) effect any liquidation, dissolution, restructuring, merger, recapitalization, reclassification, reorganization or like change in the capitalization of the Company or any of its Subsidiaries;
(viii) incur any Indebtedness or guarantee, or otherwise become responsible for, any Indebtedness, except for borrowings incurred in the Ordinary Course, provided that such borrowings are made under the Company’s existing credit agreements in an aggregate amount not to exceed the amounts currently authorized under those agreements at any time outstanding;
(ix) create or permit to be created any Lien on any assets or properties (whether tangible or intangible) of the Company or any of its Subsidiaries, other than Permitted Liens and non-exclusive Outbound Licenses of Company Products in the Ordinary Course;
(x) split, combine or reclassify any of the Company Capital Stock or the capital stock of any Subsidiary or declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of capital stock of the

Company or any of its Subsidiaries, or repurchase, acquire or redeem any shares of Company Capital Stock or any Equity Interests of any Subsidiary of the Company;
(xi)     except as permitted under Section 6.1(b)(ii), issue, sell or grant any additional Equity Interests;
(xii)    acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets or equity of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;
(xiii)    grant or acquire, agree to grant to or acquire from any Person, or sell, license, dispose of or permit to lapse, fail to maintain or abandon any rights to any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Parent, any Trade Secret, other than pursuant to a Standard Outbound Form in the Ordinary Course;
(xiv)    enter into any material transaction with any Affiliate;
(xv)    modify or amend, cancel, terminate or waive any rights under any Material Contract or enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;
(xvi)    (A) make, change or rescind any material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (C) change any material Tax period, (D) adopt or change any method of Tax accounting, (E) file any amended Tax Return or claim for a Tax refund, (F) enter into any Tax Allocation Agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, (G) request any material Tax ruling from a competent Governmental Authority, or (H) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(xvii)    except to the extent required by Law or GAAP, make any change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;
(xviii)    except to the extent required by Law or GAAP, make any material change in the Company’s and its Subsidiaries’ policies or practices with respect to advancing trade credit, collecting accounts receivable or paying accounts payable;
(xix)    settle any claim, demand, grievance, arbitration or litigation for amounts in excess of $25,000 individually or $100,000 in the aggregate, or settle any claim without a full release or that provides for any obligation other than a monetary payment;
(xx)    write off, forgive, waive or otherwise cancel, in whole or in part, (A) any Indebtedness owed to the Company or any of its Subsidiaries, or (B) any material account receivable, except as required by Law or GAAP;
(xxi)    take any action that would or would be reasonably likely to materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or
(xxii)    enter into a Contract, or otherwise agree or commit, to take, or authorize, recommend or propose, in writing or otherwise, any of the foregoing actions.
6.2    Appropriate Actions.
(a)    General. Subject to Section 6.6(c), each of the Parties shall use commercially reasonable efforts to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with each of the other Parties in doing all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as possible after the execution of this Agreement, including taking all actions necessary to comply promptly with all applicable Laws that may be imposed on it or any of its Affiliates with respect to the Closing.
(b)    Third Parties and Governmental Authorities Notice and Consent. Each of the Parties shall use (and the Company shall cause its Subsidiaries to use) reasonable best efforts to obtain, as soon as possible after the execution of this Agreement, any and all consents, approvals and authorizations of Governmental Authorities or other Persons required in order to consummate the transactions contemplated by this Agreement, and each Party shall cooperate with the other Parties to this Agreement in obtaining all such consents, approvals and authorizations; provided, however, that (i) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any Contract and (ii) the consent of the Parent shall be required with respect to any amendment or modification of any Material Contract in connection with obtaining any such consent or approval that is adverse in any material respect to Parent, Merger Sub, the Company or any of its Subsidiaries.

(c)    Notice of Adverse Developments. During the Interim Period, Parent and Merger Sub, on one hand, and the Company and the Principal Stockholder, on the other hand, shall give prompt notice to the other of the discovery by such Party of: (i) any material inaccuracy in any representation or warranty of the other Party of which they become aware; (ii) any material failure by the other Party to comply with any of such Party’s covenants contained in this Agreement; or (iii) the occurrence of any event or the existence of any circumstances that could reasonably be expected to make satisfaction of any of the conditions set forth in Article VIII impossible or unlikely.
(d)    Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement, each Party, upon request of the other Party and from time to time, will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request and deem necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
6.3    Confidentiality. The Parties acknowledge that the terms and conditions of this Agreement and each of the Ancillary Agreements (including all drafts thereof) and the information being exchanged in connection with the transactions described herein is subject to the terms and conditions of the Confidentiality Agreement.
6.4    Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated hereby or, prior to the Effective Time, any other announcement or communication to the employees, customers, suppliers, distributors, licensors or licensees of the Company or any of its Subsidiaries, shall be issued or made by any Party hereto without the joint written approval of Parent and the Equityholder Representative, unless required by (a) applicable Law; (b) the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system; (c) by Order of a Governmental Authority; or (d) by subpoena, summons or legal process, provided that in each such case the Party intending to make such press release, announcement or communication shall, to the extent practicable and consistent with applicable Law, consult with the other Party with respect to the text thereof. Notwithstanding the foregoing, any Company Stockholder that is an investment fund or an Affiliate of an investment fund shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby: (i) in connection with summary information about the financial condition of the Company or any Affiliate of the Company; or (ii) to any of its Affiliates, auditors, attorneys, financing sources, limited partners, potential investors or other agents; provided, however, that in the case of disclosures made pursuant to clauses (i) and (ii), the recipient is informed of the confidential nature of such information.
6.5    Due Diligence Access. During the Interim Period, upon reasonable advance notice from Parent, the Company shall, and shall cause its Subsidiaries to, (a) afford Parent and its officers, employees, authorized agents and representatives (as well as any insurer or proposed reinsurer under the Representation and Warranty Policy acting in connection with its offer of such policy) reasonable access, during regular business hours, to the personnel, offices, properties, Contracts, systems, books and records of the Company and its Subsidiaries in order for Parent (and any insurer or proposed reinsurer under the Representation and Warranty Policy acting in connection with its offer of such policy) to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries, and (b) furnish to the officers, employees, authorized agents and representatives of Parent (as well as any insurer or proposed reinsurer under the Representation and Warranty Policy acting in connection with its offer of such policy) such additional financial and operating data and other information regarding the assets, properties and business of the Company and its Subsidiaries as Parent (or such insurer or proposed reinsurer) may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement, to facilitate the consummation of the transactions contemplated by this Agreement or in connection with Parent obtaining the Representation and Warranty Policy on the most favorable available terms; provided, however, that such access shall not unreasonably interfere with the conduct of the business of the Company or any of its Subsidiaries. Parent acknowledges and agrees that all information it or any other Person obtains as a result of access under this Section 6.5 shall be subject to the Confidentiality Agreement.
6.6    Regulatory Matters.
(a)    In furtherance and not in limitation of the terms of Section 6.2(a), each of the Parties shall promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, or consent of any Governmental Authority that may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement.
(b)    Each of the Parties shall use its reasonable best efforts to obtain (or in the case of the Company, cause its Subsidiaries to obtain) all such authorizations, approvals, clearances and consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement. Without prejudice to the foregoing, to the extent not completed prior to the date hereof, the Parties hereto shall make, or cause to be made, all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as soon as practicable, but in any event, with respect to the HSR Act, no later than five (5) days following the execution of this Agreement. Each of the Parties shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and any other requesting Governmental Authority any additional information reasonably requested pursuant to the HSR Act or other Antitrust

Laws in connection with such filings. The Parties will notify each other promptly of any oral communication with, and provide copies of written communications with, any Governmental Authority in connection with any filings made pursuant to this Section 6.6(b). Each of the Parties shall cooperate reasonably with the other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC, the Antitrust Division or any other Governmental Authority under any Antitrust Laws with respect to any such filing. No Party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other Parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. To the extent permitted by applicable Laws, and subject to all applicable privileges (including the attorney client privilege), each of the Parties shall consult and cooperate with the other, and consider in good faith the views of each other, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws. Without limiting the foregoing, Parent shall have the right to direct, lead and make final decisions, consistent with Parent’s obligations under this Section 6.6, regarding (i) all communications with any Governmental Authority and (ii) timing and strategy, in each case of clauses (i) and (ii), with respect to all authorizations, approvals, clearances and consents required under or in connection with the HSR Act or other Antitrust Laws in connection with the transactions contemplated hereby, subject to prior consultation with, and good faith consideration of the views of, the Company. Each of the Parties may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.6(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
(c)    Parent agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under the HSR Act and any other Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including the entrance into such arrangements as are necessary or advisable in order to avoid the entry of, and the commencement of any Action seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Action, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided that in no event shall Parent be required to propose, negotiate, commit to or effect, by consent decree, hold separate orders, licensing, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses, or to agree to the sale, divestiture or disposition of the assets, properties or businesses to be acquired by it pursuant hereto. If any Action is threatened or instituted by any Governmental Authority challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement, Parent shall use reasonable best efforts to avoid, resist, resolve or, if necessary, defend such Action.
6.7    Contact with Business Relations. During the Interim Period, Parent, Merger Sub and their respective representatives shall contact and communicate with the employees (other than the individuals set forth on Schedule 6.7), customers, suppliers, distributors, lessees, lessors, licensees, licensors and other material business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only after prior consultation with, and prior written approval of, the Company, which approval shall not be unreasonably withheld or conditioned.
6.8    Stockholder Approval. As soon as reasonably practicable following the execution and delivery of this Agreement, the Company shall, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws, use reasonable best efforts to seek and obtain written consents from Company Stockholders evidencing the Company Stockholder Approval and to deliver copies of such written consents to Parent. In the event that there are any holders of shares of Company Capital Stock who do not execute such written consent, the Company shall, as soon as reasonably practicable following the receipt of the Company Stockholder Approval, prepare and send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all such non-consenting holders informing such non-consenting holders, in accordance with the requirements of applicable Law (including Section 228(e) of the DGCL), that this Agreement and the Merger were adopted and approved by the Company Stockholders and that appraisal rights are available for such non-consenting holders’ shares of Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).
6.9    Notification. The Company, on the one hand, and Parent, on the other hand, shall give prompt written notice to the other party of (i) any written notice of, or other written communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it (or any of its subsidiaries) subsequent to the date of this Agreement and prior to the Closing Date, under any contract material to its financial condition, properties, businesses or results of operations taken as a whole; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby; (iii) any Material Adverse Effect; and (iv) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting such party or any of its subsidiaries or any of their material property or assets. Notwithstanding anything in this

Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.
6.10    WARN Act. The Company and its Subsidiaries shall not at any time ninety (90) days before the Effective Time take any action that would trigger any notice or filing requirements or liability under the WARN Act. At the request of Parent, the Company and its Subsidiaries, as applicable, shall cooperate with Parent regarding the delivery of any notices required or potentially required on the part of Parent pursuant to the WARN Act to effectuate the termination of any employees of the Company or its Subsidiaries identified by Parent as of the Effective Time.
ARTICLE VII
CLOSING DELIVERABLES
7.1    Closing Deliverables of the Company. At the Closing, the Company shall deliver, or cause to be delivered, to Parent or any other Person designated by Parent (unless the delivery is waived in writing by Parent), the following documents, in each case duly executed or otherwise in proper form:
(a)    The consents of Governmental Authorities set forth on Schedule 7.1(a) and all consents and approvals from third parties identified on Schedule 7.1(a);
(b)    A certificate, dated as of the Closing Date, that complies with Sections 1445 and 897 of the Code and the Treasury Regulations promulgated thereunder certifying that an interest in the Company is not a “U.S. real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder;
(c)    Payoff letters with respect to the Indebtedness of the Company and its Subsidiaries identified on Schedule 7.1(c) (the “Payoff Letters”) executed by the lenders thereof, the form and substance of which Parent shall have had reasonable opportunity to comment on, evidencing the aggregate amount (the “Debt Payoff Amount”) of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties, premiums and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such Debt Payoff Amount so identified is paid to such lender on the Closing Date, such Indebtedness (other than contingent obligations which by their terms survive payment in full) shall be repaid in full and that all Liens securing such Indebtedness and affecting the Company or any of its Subsidiaries will be released;
(d)    The Equityholder Representative and the Escrow Agent shall have executed and delivered the Working Capital Escrow Agreement;

(e)    Each of the Company and its Subsidiaries shall have delivered to Parent signed letters of resignation from each of its directors pursuant to which each such director resigns from his or her position as a director and makes such resignation effective at the Effective Time; and
(f)    A copy of the authorizing resolutions of the Company’s board of directors, certified by the secretary of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.
7.2    Closing Deliverables of Parent and Merger Sub. At the Closing, Parent shall pay the Estimated Merger Consideration as provided in Section 2.7, and shall deliver, or cause to be delivered, to the Equityholder Representative, or any other Person designated by the Equityholder Representative (unless the delivery is waived in writing by the Equityholder Representative), the following documents, in each case duly executed or otherwise in proper form:
(a)    Parent and the Escrow Agent shall have executed and delivered the Working Capital Escrow Agreement;
(b)    A copy of the authorizing resolutions of Parent’s board of directors, certified by the secretary of Parent as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby; and
(c)    A copy of the authorizing resolutions of Merger Sub’s board of directors, certified by the secretary of Merger Sub as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby.
ARTICLE VIII
CONDITIONS TO CLOSING
8.1    Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)    No Order. There shall not be in effect on the Closing Date any Order restraining, enjoining or otherwise making illegal the consummation of any of the transactions contemplated by this Agreement.
(b)    HSR Act. The waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or otherwise been terminated.
(c)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
8.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:
(a)    Company’s Representations and Warranties. The representations and warranties of the Company set forth in:
(i)    (A) this Agreement (other than (1) Sections 3.1, 3.2, 3.3 and 3.5 and (2) those other representations and warranties that address matters as of any particular date) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties), and (B) the representations and warranties of the Company set forth in this Agreement that address matters as of any particular date (other than Sections 3.1, 3.2, 3.3 and 3.5) shall be true and correct as of such date (without regard to any materiality, Material Adverse Effect, or similar qualification in the representation and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (A) and (B) to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect; and
(ii)    Sections 3.1, 3.2, 3.3 and 3.5 shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except for those other representations and warranties that address matters as of any particular date, which representations and warranties shall continue as of the Closing Date to be true and correct in all material respects as of such specific date).

(b)    Performance by the Company. The Company shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.
(c)    Company Bring-Down Certificate. Parent shall have received a certificate dated as of the Closing Date and executed by an executive officer of the Company certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.
(d)    Principal Stockholder’s Representations and Warranties. The representations and warranties of the Principal Stockholder set forth in:
(i)    (A) this Agreement (other than (1) Sections 4.1 and 4.2 and (2) those other representations and warranties that address matters as of any particular date) shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to any materiality, Material Adverse Effect, or similar qualification in the representations and warranties), and (B) the representations and warranties of the Principal Stockholder set forth in this Agreement that address matters as of any particular date (other than Sections 4.1 and 4.2) shall be true and correct as of such date (without regard to any materiality, Material Adverse Effect, or similar qualification in the representation and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (A) and (B) to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect; and
(ii)    Sections 4.1 and 4.2 shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (except for those other representations and warranties that address matters as of any particular date, which representations and warranties shall continue as of the Closing Date to be true and correct in all material respects as of such specific date).
(e)    Principal Stockholder Bring-Down Certificate. Parent shall have received a certificate dated as of the Closing Date and executed by an executive officer of the Principal Stockholder certifying that the conditions set forth in Section 8.2(d) have been satisfied.
(f)    Closing Deliveries. The items to be delivered by the Company pursuant to Section 7.1 shall have been delivered (or tendered subject only to Closing) to Parent.

(g)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect.
(h)    Actions or Proceedings. There shall not be pending any action or proceeding by any Person before any Governmental Authority seeking (i) to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger and the transactions contemplated hereby or to obtain any damages or other remedy in connection with the Merger and the transactions contemplated hereby, (ii) to restrain or prohibit Parent’s (including its Affiliates’) ownership or operation of all or any portion of the business or assets of Parent, the Surviving Corporation, the Company or any of its Subsidiaries, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of Parent, the Surviving Corporation, the Company or any of its Subsidiaries or (iii) to impose or confirm limitations on the ability of Parent or any of its Affiliates to effectively control the business or operations of the Surviving Corporation, any of its Subsidiaries or any other business.
If the Closing occurs, all closing conditions set forth in this Section 8.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by each of Parent and Merger Sub.
8.3    Additional Conditions to Obligations of the Company and the Principal Stockholder. The obligations of the Company and the Principal Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:
(a)    Parent’s and Merger Sub’s Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (without giving effect to any materiality or similar qualification in the representations and warranties), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to: (x) prevent or materially impede or delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement or (y) have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations under this Agreement and the Ancillary Agreements to which any of them is a party.
(b)    Performance by Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied in all material respects with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it prior to or as of the Closing.

(c)    Bring-Down Certificate. The Equityholder Representative shall have received a certificate dated as of the Closing Date and executed by an executive officer of Parent certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.
(d)    Closing Deliveries. The items to be delivered by Parent and Merger Sub pursuant to Section 7.2 shall have been delivered (or tendered subject only to Closing) to the Equityholder Representative.
(e)    Actions or Proceedings. There shall not be pending any action or proceeding by any Person before any Governmental Authority seeking (i) to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger and the transactions contemplated hereby or to obtain any damages or other remedy in connection with the Merger and the transactions contemplated hereby, (ii) to restrain or prohibit Parent’s (including its Affiliates’) ownership or operation of all or any portion of the business or assets of Parent, the Surviving Corporation, the Company or any of its Subsidiaries, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any portion of the business or assets of Parent, the Surviving Corporation, the Company or any of its Subsidiaries or (iii) to impose or confirm limitations on the ability of Parent or any of its Affiliates to effectively control the business or operations of the Surviving Corporation, any of its Subsidiaries or any other business.
If the Closing occurs, all closing conditions set forth in this Section 8.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company.
ARTICLE IX
GENERAL COVENANTS
9.1    Books and Records; Access. From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Business and/or the Company and its Subsidiaries. For a period of seven (7) years following the Closing Date, Parent shall, and shall cause each of its Subsidiaries to, provide the Equityholder Representative and its representatives with reasonable access to and/or copies of such documents, books and records in respect of periods prior to or on the Closing Date for any bona fide business or legal purpose during normal business hours and upon reasonable prior notice; provided that the Equityholder Representative shall reimburse the Surviving Corporation for reasonable documented out-of-pocket costs and expenses incurred in connection herewith. No such access or examination as is otherwise permitted by this Section 9.1 shall be permitted to the extent that it would require Parent, the Surviving Corporation or any Subsidiary of either of them to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which any of them is bound as of the date hereof or violate any applicable Law. Unless otherwise consented to in writing by the Equityholder Representative,

Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation or any of its Subsidiaries (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior written notice to the Equityholder Representative.
9.2    Post-Closing Employment.
(a)    During the twelve (12) month period following the Effective Time, Parent shall take, and shall cause the Surviving Corporation and its Subsidiaries to take, all actions required so that all individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remain employed with Parent, the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Post-Transaction Employees”): (i) receive base salary or wages and bonus opportunities that are no less favorable than that provided immediately prior to the Effective Time; and (ii) receive benefits that, in the aggregate, are substantially comparable to those benefits provided to such employees immediately prior to the Effective Time.
(b)    From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company and/or any of its Subsidiaries is a party with respect to the Post-Transaction Employees.
(c)    Parent shall take, and shall cause the Surviving Corporation and its Subsidiaries to take, all actions required so that all Post-Transaction Employees shall receive service credit for purposes of vesting and entitlement to benefits under any employee benefit plans, policies and arrangements in which they participate following the Effective Time to the extent credit was given under the applicable employee benefit plan, policy or arrangement of the Company prior to the Effective Time. To the extent that Parent, the Surviving Corporation or any of its Subsidiaries modifies any coverage or the welfare benefit plans under which the Post-Transaction Employees participate following the Effective Time, Parent, the Surviving Corporation or the applicable Subsidiary of the Surviving Corporation shall use commercially reasonable efforts to (i) cause any applicable waiting periods, pre-existing conditions or actively-at-work requirements to be waived under the applicable benefit plan of Parent or the Surviving Corporation to the extent such waiting periods, pre-existing conditions or actively-at-work requirements would have been waived under the applicable Employee Benefit Plan of the Company and (ii) give such employees credit under the new coverages or benefit plans for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such coverage or plan modification occurs. Notwithstanding anything to the contrary herein, this Section 9.2(c) shall not apply to the extent that its application would result in the duplication of benefits to any Person.

(d)    On or before the Effective Time, the Company and its Subsidiaries, as applicable, shall provide a list of the name and site of employment of any and all employees of the Company and its Subsidiaries who have experienced, or will experience, an employment loss or layoff, as those terms are defined in the WARN Act within ninety (90) days prior to the Effective Time.
(e)    During the period commencing at the Effective Time and continuing thereafter, should Parent terminate any Post-Transaction Employees in such numbers as would trigger any liability under the WARN Act, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with any notice or filing requirements under the WARN Act on or after the Effective Time.
(f)    Effective no later than immediately prior to the Effective Time, the Company will terminate any and all Employee Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (“Company 401(k) Plans”), and effective no later than immediately prior to the Effective Time no employee of the Company or any of its Subsidiaries shall have any right thereafter to contribute any amounts to any Company 401(k) Plan, except for contributions made with respect to time periods before the Closing. At the request of Parent, the Company will provide Parent with evidence that each such Company 401(k) Plan has been terminated effective no later than immediately prior to the Effective Time pursuant to resolutions duly adopted by the board of directors of the Company.
(g)    The provisions of this Section 9.2 are solely for the benefit of the parties to this Agreement, and no other Person, including any employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 9.2 shall create such rights in any such persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Surviving Corporation to terminate the employment of any Post-Transaction Employee at any time and for any reason, (ii) require Parent or the Surviving Corporation to continue any Employee Benefit Plan, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time, or (iii) amend any Employee Benefit Plans or other employee benefit plans or arrangements.
9.3    Director and Officer Liability and Indemnification.
(a)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all current and former directors, officers and employees of the Company and its Subsidiaries (the “D&O Indemnified Persons”) against any claims, Losses, Liabilities, judgments, fees, costs or expenses, including reasonable attorneys’ fees and disbursements incurred in connection with any

Action, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated hereby and the consummation of the transactions contemplated hereby), in each case in their capacities as such whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or the applicable Subsidiary of the Company, as the case may be, would have been permitted, under applicable Law, indemnification agreements existing on the date hereof or the organizational documents of the Company and its Subsidiaries in effect on the date hereof, to indemnify such D&O Indemnified Persons. For a period of six (6) years after the Effective Time, unless otherwise required by Law (i) the organizational documents of the Surviving Corporation and its Subsidiaries shall continue to contain provisions no less favorable than are presently set forth in the organizational documents of the Company and its Subsidiaries with respect to the indemnification of the D&O Indemnified Persons with respect to acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time on or prior to the Effective Time and (ii) Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to amend, repeal or modify such indemnification provisions in the Surviving Corporation’s or any of its Subsidiaries’ organizational documents, in each case in a manner that would limit the scope of such indemnification of any D&O Indemnified Person.
(b)    At or prior to the Effective Time, the Company shall purchase a prepaid directors’ and officers’ liability insurance and fiduciary insurance policy or policies (i.e., “tail coverage”), which policy or policies shall cover those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy and fiduciary insurance policy for an aggregate period of six (6) years from the Effective Time with respect to matters existing or occurring at or prior to the Effective Time. The cost, including any premiums, of such insurance policy or policies shall be borne equally by Parent and the Company, with any costs to be borne by the Company that are not paid prior to the Closing to be included in the determination of Company Transaction Expenses. From and after the Effective Time, Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, cancel or change such insurance policies in any respect, so long as none of Parent, the Surviving Corporation or any of its Subsidiaries are required to make any material payments to maintain such policies.
(c)    If Parent, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation or its Subsidiaries shall assume all of the obligations set forth in this Section 9.3.
(d)    The provisions of this Section 9.3 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had, under applicable Law, by Contract or otherwise.
9.4    Section 280G Approval. To the extent applicable, prior to the Effective Time, the Company shall (a) take all necessary actions (including soliciting waivers or other consents from each “disqualified individual” within the meaning of the Treasury Regulations under Section 280G of the Code (each, a “Parachute Payment Waiver”)) in order to solicit the approval and consent of all Persons entitled to vote (within the meaning of the Treasury Regulations of Section 280G of the Code) with respect to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that could, in the absence of the approval of Company Stockholders of such payments and/or benefits, be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code) (the “Waived 280G Benefits”), and (b) solicit the approval of the Company Stockholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits and in form and substance reasonably satisfactory to Parent and its counsel. Parent shall have the right to review and comment on all documents and materials relating to the Waived 280G Benefits and the Company Stockholder approval thereof in advance of the solicitation of such approval.
9.5    Exclusivity. Each of the Company and the Principal Stockholder agrees that, after the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its respective Subsidiaries and Affiliates not to, and it shall not authorize or permit its and their respective officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors and representatives to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub and their respective representatives) any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitute, or could be expected to lead to, any Acquisition Proposal; (c) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s or any Subsidiaries of the Company’s securities; or (d) enter into any agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, each of the Company and the Principal Stockholder shall, and shall cause its respective Subsidiaries and Affiliates to, and shall use its reasonable best efforts to cause its and their respective officers, employees and representatives to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person (other than Parent, Merger Sub and their respective representatives), conducted prior to the date hereof with respect to any Acquisition Proposal. For purposes of this Section 9.5, “Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, any purchase of at least 5% of the assets of the Company and its Subsidiaries, taken as a whole, or any capital stock of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.
9.6    Termination of Certain Agreements. The Company shall terminate, or shall cause to be terminated, as of the Closing Date, all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and the Principal Stockholder or the direct or indirect parent entities of the Principal Stockholder or any investment fund affiliated with Clearlake Capital Group, L.P., on the other hand, and all obligations and liabilities thereunder surviving the Effective Time shall be cancelled without payment or any further liability on the part of the Company or any of its Subsidiaries.
ARTICLE X
INDEMNIFICATION
10.1    Survival of Representations and Warranties and Covenants. All of the representations and warranties contained in this Agreement shall survive the Closing until the later of (i) twelve (12) months after the Closing Date and (ii) March 15, 2017; provided, however, that the representations and warranties set forth in Section 3.13 (Tax Matters) shall survive until the third (3rd) anniversary of the Closing Date. None of the covenants of the Parties contained in this Agreement shall survive the Closing, except for those covenants that by their terms contemplate performance in whole or in part after the Closing, which shall continue in full force and effect until the last date on which such covenant is to be performed or, if no such date is specified (as is the case with the covenants set forth in this Article X), until the later of (i) twelve (12) months after the Closing Date and (ii) March 15, 2017; provided, however, that the covenants set forth in Article XI (Tax Matters), Section 10.2(d) and, in respect of the representations and warranties made by the Company in Section 3.13 (Tax Matters), Section 10.2(a), as well as the covenants set forth in Section 10.6 in respect of applicable claims under Section 10.2(a) and 10.2(d), shall survive until the third (3rd) anniversary of the Closing Date.
10.2    Indemnification by Company Equityholders. Subject to the limitations set forth in this Article X, from and after the Effective Time, the Company Equityholders shall indemnify, hold harmless and defend Parent and its Affiliates (which following the Effective Time shall include the Surviving Corporation and its Subsidiaries) and their respective employees, officers, directors, agents, successors and assigns (each, a “Parent Indemnitee” and, collectively, the “Parent Indemnitees”) against and in respect of any and all Losses incurred or suffered by any Parent Indemnitee that result from or arise out of:
(a)    any breach or inaccuracy of any representation or warranty made by the Company under Article III or any certificate or instrument delivered in connection herewith (provided that the Losses arising therefrom shall be measured without giving effect to any limitation as to “materiality,” “Material Adverse Effect,” or similar qualifiers set forth therein);
(b)    any breach or violation of any agreement or covenant on the part of the Company under this Agreement (for the avoidance of doubt, other than any breach by the Surviving Corporation of any agreement or covenant of the Surviving Corporation under this Agreement following the Effective Time);
(c)    any Company Transaction Expenses to the extent not deducted from the calculation of Estimated Merger Consideration; or
(d)    any Taxes of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period (including any Straddle Period, to the extent allocable, as determined pursuant to Section 11.4, to the portion of such period beginning before and ending on the Closing Date).
10.3    Limitations.
(a)    Notwithstanding anything to the contrary contained in this Agreement, the indemnification provided in Sections  10.2, 10.4 and 10.5 is subject to the following limitations:
(i)    No demand for indemnification shall be made after the expiration of the applicable survival period set forth in Section 10.1 for the representation or warranty or covenant to which such demand relates; provided, however, that demands for indemnification made prior to the expiration of such period shall survive until such claim for indemnification is finally adjudicated and resolved.
(ii)    No party hereto (nor, in each case, such party’s officers, directors, employees, agents, representatives and Affiliates) shall be liable to another party in respect of any indemnification hereunder pursuant to Sections 10.2, 10.4, or 10.5 if the Losses associated with any individual claim are less than $25,000 (the “De Minimis Claim Amount”), it being understood that any such individual claim for amounts less than the De Minimis Claim Amount shall be ignored in determining whether the Deductible has been exceeded and thereafter; and (B) unless and until the aggregate amount (without duplication) of Losses of the party seeking indemnification exceeds an amount equal to one-half of a percent (0.5%) of the sum of the Net Closing Merger Consideration and the Equityholder Representative Fund (the “Deductible”), at which point the Indemnified Party shall be entitled to be indemnified from and against all such Losses in excess of the Deductible.
(iii)    Any payments required to be made to a Parent Indemnitee pursuant to this Agreement shall be made from each Company

Equityholder in accordance with such Company Equityholder’s Pro Rata Share (except for payments to which a Parent Indemnitee is entitled pursuant to Section 10.5, which shall be borne by the Principal Stockholder alone), by wire transfer of immediately available funds for credit to the recipient, at a bank account designated by the recipient in writing. Notwithstanding anything to the contrary contained herein, (A) in no event shall any Company Equityholder (including the Principal Stockholder) be liable to any Parent Indemnitee for Losses hereunder in excess of such Company Equityholder’s Pro Rata Share of an amount equal to one percent (1%) of the sum of the Net Closing Merger Consideration and the Equityholder Representative Fund, and (B) in no event shall Parent or the Surviving Corporation (separately or together) be liable to the Equityholder Indemnitees for Losses hereunder in excess of one percent (1%) of the sum of the Net Closing Merger Consideration and the Equityholder Representative Fund (which shall not limit Parent’s obligations under Sections 2.7, 2.8(d) or 2.9).
(iv)    The amount of Losses that any Parent Indemnitee shall be entitled to recover shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment actually recovered (net of costs of enforcement, deductibles and retro-premium adjustments) by the Parent Indemnitee from any third party with respect to such Losses. Prior to pursuing a claim in respect of any Losses hereunder (other than submitting a claim notice in accordance with Section 10.6(a)), the Parent Indemnitees shall use reasonable best efforts to seek full recovery under any insurance policies of the Company or any of its Subsidiaries in existence prior to the Effective Time. In the event that any insurance or other recovery is made by any Parent Indemnitee with respect to any Loss for which such Parent Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance or other recovery (net of costs of enforcement, deductibles and retro-premium adjustments) shall be made promptly by such Parent Indemnitee to the Equityholder Representative (on behalf of the Company Equityholders on a Pro Rata Share basis).
(v)    The amount of Losses that any Person shall be entitled to recover under any right of indemnification under this Article X shall be calculated net of any Tax benefits actually recognized by such Person on account of such Losses in the same Tax year of such Losses.
(vi)    In no event shall an Indemnifying Party be required to indemnify any Parent Indemnitee or Equityholder Indemnitee, as applicable, in respect of any Losses for which such Indemnifying Party has previously made payment for such Losses to such Parent Indemnitee or Equityholder Indemnitee, as applicable, pursuant to this Article X.
(b)    Any indemnity payment made under this Agreement shall be treated by the Parties for Tax purposes as an adjustment to the Merger Consideration.
(c)    Notwithstanding anything to the contrary contained herein and without limiting the Parent Indemnitees’ rights under this Article X, each Parent Indemnitee shall use reasonable best efforts to make any demand for indemnification under this Article X prior to the later to occur of (i) twelve (12) months after the Closing Date and (ii) March 15, 2017.
10.4    Indemnification by Parent and the Surviving Corporation. Subject to the limitations set forth in this Article X, from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, hold harmless and defend the Company Equityholders and their respective Affiliates, officers, directors and agents (each, a “Equityholder Indemnitee” and, collectively, the “Equityholder Indemnitees”) against and in respect of any and all Losses incurred or suffered by any of such Equityholder Indemnitees that result from or arise out of:
(a)    any breach of any representation or warranty made by Parent or Merger Sub under Article V of this Agreement (provided that the Losses arising therefrom shall be measured without giving effect to any limitation as to “materiality,” “Material Adverse Effect,” or similar qualifiers set forth therein); or
(b)    any breach of any agreement or covenant on the part of Parent or Merger Sub under this Agreement.
10.5    Indemnification by the Principal Stockholder. Subject to the limitations set forth in this Article X, from and after the Effective Time, the Principal Stockholder shall indemnify, hold harmless and defend the Parent Indemnitees against and in respect of any and all Losses incurred or suffered by any Parent Indemnitee that result from or arise out of:
(a)    any breach or inaccuracy of any representation or warranty made by the Principal Stockholder under Article IV of this Agreement or any certificate or instrument delivered in connection herewith (provided that the Losses arising therefrom shall be measured without giving effect to any limitation as to “materiality,” “Material Adverse Effect,” or similar qualifiers set forth therein); or
(b)    any breach or violation of any agreement or covenant on the part of the Principal Stockholder under this Agreement.

10.6    Procedures Relating to Indemnification.
(a)    Indemnification Claim Procedure. If any Parent Indemnitee or any Equityholder Indemnitee (hereinafter an “Indemnified Party”) shall claim to have suffered a Loss (other than with respect to any Third Party Claim) for which indemnification is available under Section 10.2, Section 10.4 or Section 10.5, as the case may be (for purposes of this Section 10.6, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim by virtue of the provisions of Section 10.3 hereof), the Indemnified Party shall notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such claim. Such written notice shall to the extent then practicable describe the facts and circumstances giving rise to such Loss, the basis upon which indemnity is being sought, the amount or estimated amount of the Loss, if known or reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party, which shall not limit the Indemnified Party’s rights), and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. Any dispute regarding the Indemnified Party’s entitlement to indemnification in connection with such claim shall be resolved by any legally available means consistent with the provisions of Section 13.8 herein or as otherwise agreed in writing between the Parties.
(b)    Third Party Claims.
(i)    Any Indemnified Party seeking indemnification pursuant to this Article X in respect of any claim, demand or other Action asserted by any Person who is not a party to this Agreement (a “Third Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such Third Party Claim is sought prompt written notice of such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually and materially prejudiced thereby. Such written notice shall describe the facts and circumstances giving rise to such Third Party Claim, the basis upon which indemnity is being sought, the amount or estimated amount of the Losses relating to such Third Party Claim, if known or reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such Losses reasonably estimated by the Indemnified Party), and the method of computation of such Losses, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which the Indemnified Party is entitled to indemnification hereunder.

(ii)    The Indemnifying Party shall have the right to control the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party only if the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after receipt of notice of the Third Party Claim from the Indemnified Party that the Indemnifying Party is assuming the defense against such Third Party Claim. In the event that the Indemnifying Party does deliver notice as prescribed in this Section 10.6(b)(ii) and thereby properly elects to conduct the defense of the subject Third Party Claim: (x) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request; and (y) the Indemnifying Party shall not be obligated to post a bond or provide other security required in connection with such Third Party Claim. In the event the Indemnifying Party fails to give notice of its election to conduct the defense of a Third Party Claim within the time and as prescribed in this Section 10.6(b)(ii) or otherwise may not assume the defense of the Third Party Claim pursuant to this Section 10.6(b)(ii), then the Indemnified Party shall have the right to control such defense. The party controlling the defense of any Third Party Claim shall deliver, or cause to be delivered, to the other parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the Third Party Claim.
(iii)    So long as the Indemnifying Party provides proper notice under Section 10.6(b)(ii): (x) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 10.6(b)(ii); (y) the Indemnified Party may retain separate co-counsel at its sole cost and expense (which, for the avoidance of doubt, shall include all legal fees and similar expenses incurred in the defense of such Third Party Claim) and participate in the defense of the Third Party Claim; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if: (A) so requested by the Indemnifying Party to participate, (B) the Indemnifying Party and the Indemnified Party so mutually agree, (C) the Indemnifying Party fails within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, (D) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party or (E) the named parties in any such Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and separate representation is advisable due to actual or potential differing interests between them; provided further, however, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel (along with any required local counsel) for all Indemnified Parties in connection with any Third Party Claim; and (z) the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which: (A) does not include a provision whereby the plaintiff or claimant in the matter unconditionally releases the Indemnified Party from all liability with respect thereto; (B) would result in any obligation other than an obligation to pay monetary damages to be satisfied by the Indemnifying Party.
10.7    Right of Subrogation. Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which such payment relates, except that in no case shall any Indemnifying Party be so subrogated in respect of any right of any Indemnified Party under the Representation and Warranty Policy. Such Indemnified Party and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
10.8    Exclusive Remedy. Following the Closing, except (i) with respect to claims arising from Fraud and (ii) for equitable relief to which any Party hereto may be entitled pursuant to this Agreement, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the Merger shall be the rights of indemnification set forth in this Article X, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law (which shall not limit any Parent Indemnitee’s rights under the Representation and Warranty Policy or any other insurance).
ARTICLE XI
TAX MATTERS
11.1    Cooperation on Tax Matters.
(a)    The Parties shall cooperate fully and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such filing of Tax Returns, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations. Except as otherwise required by applicable Law, none of Parent, the Surviving Corporation or its Subsidiaries shall amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return for any period beginning prior to the Closing Date or .make any Tax election that has retroactive effect to any period or portion of any period beginning prior to the Closing Date. In addition to any other rights of the Company Equityholders or the Equityholder Representative set forth in this Agreement, any action of Parent, the Surviving Corporation or its Subsidiaries with respect to any Tax period beginning prior to the Closing Date that would or reasonably may result in any adverse consequences to the Company Equityholders, including any reduction in the amount of proceeds allocable to any Company Equityholder hereunder or any liability, or increase in liability, of any Company Equityholder under Article X or this Article XI, will be subject to the Equityholder Representative’s prior review and comment, and Parent shall consider such comments in good faith.
(b)    Filing of Pre-Closing Tax Returns After the Closing Date. Parent shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns of the Company and each Subsidiary of the Company for any Tax periods ending on or before the Closing Date that are filed or required to be filed after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company (or the applicable Subsidiary of the Company) with respect to such items, except as required by applicable Law, and, except as required by applicable Law, only in those jurisdictions in which the Company (or the applicable Subsidiary of the Company) has previously filed such Tax Returns, provided that the Parties agree that all Transaction Deductions shall be treated as arising in the Pre-Closing Tax Period. Parent shall deliver a copy of any income Tax Returns or material non-income Tax Returns at least fourteen (14) days prior to the filing of such Tax Returns (together with copies of any relevant schedules, work papers and other documentation then available) to the Equityholder Representative for review and comment and shall consider such comments in good faith.
(c)    Filing of Straddle Period Tax Returns. Parent shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return of the Company and each Subsidiary of the Company for a Straddle Period. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company (or the applicable Subsidiary of the Company) with respect to such items, except as required by applicable Law, and, except as required by applicable Law, only in those jurisdictions in which the Company (or the applicable Subsidiary of the Company) has previously filed such Tax Returns, provided that the Parties agree that all Transaction Deductions shall be treated as arising in the Pre-Closing Tax Period. Parent shall deliver a copy of any income Tax Returns or material non-income Tax Return at least fourteen (14) days prior to the filing of such Tax Return (together with copies of any relevant schedules, work papers and other documentation then available) to the Equityholder Representative for review and comment, and shall consider such comments in good faith.

(d)    The Parties further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company Stockholders or Parent (including with respect to the transactions contemplated hereby), provided, however, that Parent, Surviving Corporation, or any of their Subsidiaries shall not be required to obtain any certificate or document, if, in Parent’s reasonable judgment, that would (i) materially prejudice the legal or commercial position of Parent, Surviving Corporation, or any of their Subsidiaries or (ii) subject Parent, Surviving Corporation, or any of their Subsidiaries to any material unreimbursed cost or expense.
11.2    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Company Stockholders and paid when due and fifty percent (50%) by Parent and paid when due, and Company Stockholders shall file all necessary tax returns and other documentation with respect to such Taxes, the cost and expense of which shall be borne fifty percent (50%) by Company Stockholders and fifty percent (50%) by Parent. Company Stockholders and Parent shall provide Parent and the Equityholder Representative, respectively, with evidence that such Taxes have been timely paid.
11.3    Tax Refunds. The Company Stockholders shall be entitled to any cash Tax refunds or, with respect to overpayments of Taxes as determined pursuant to Section 11.4, Tax credits applied to a Straddle Period that are received by Parent, the Surviving Corporation or any of its Subsidiaries attributable to Taxes paid by the Stockholders, the Company or any Subsidiary of the Company with respect to any Pre-Closing Tax Period. Parent shall pay or cause to be paid over to the Company Stockholders any cash Tax refund or, with respect to overpayments of Taxes as determined pursuant to Section 11.4, Tax credits applied to a Straddle Period within five (5) Business Days after actual receipt of such refund or the filing of the applicable Tax Return reflecting such credit.
11.4    Allocation of Straddle Period Taxes. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the Tax period, the amount of Taxes that are allocable to the portion of the Straddle Period ending on and including the Closing Date shall: (i) in the case of Taxes imposed on a periodic basis with respect to the business or assets of the Company, be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of Taxes that are based upon or related to income or receipts (including any income Taxes), be deemed to be equal to the amount that would be payable if the Tax period ended on the Closing Date. Notwithstanding the foregoing, (a) any Taxes relating to any transactions not in the ordinary course of business that occur after the time of the Closing on the Closing Date shall be treated as occurring on the day after the Closing Date, and (b) any Taxes resulting from an election pursuant to Section 338 of the Code (or comparable provisions of any state, local or non-U.S. Law) shall be allocated to a Tax period beginning after the Closing Date.
11.5    Post-Closing Transaction Deductions Tax Benefit. On or before December 31, 2020, Parent shall pay, or cause to be paid, to the Company Stockholders (in the amounts and to the account or accounts directed by the Equityholder Representative) an amount equal to twenty percent (20%) of any Post-Closing Transaction Deductions Tax Benefit which, as of the date of such payment, has not been reduced or disallowed in whole or in part by the IRS. Parent shall deliver to the Equityholder Representative at the time (or times) such payment is made to the Company Stockholders a statement in reasonable detail, together with any applicable supporting materials, of the Post-Closing Transaction Deductions Tax Benefit, applicable “with and without” calculation and such other information reasonably requested by the Equityholder Representative in connection therewith.
ARTICLE XII
TERMINATION
12.1    Termination of the Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as follows:
(a)    by the mutual written agreement of Parent and the Company;
(b)    by either Parent, on the one hand, or the Company, on the other hand, by written notice to the other party if the Closing does not occur within forty-five (45) days following the execution of this Agreement (the “Outside Date”); provided, however, that in the event of any delay in the authorization, approval or consent of any Governmental Authority, such Outside Date shall be automatically extended during the pendency of such delay until the date that is twenty (20) Business Days thereafter; provided, further, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party if the failure to consummate the Closing on or prior to the Outside Date is primarily a result of any material breach by such Party of any of its covenants, obligations or agreements set forth in this Agreement;
(c)    by Parent or the Company, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or any of its Subsidiaries does business has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-

appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to any Party that is in material breach of any of its covenants, obligations or agreements set forth in this Agreement;
(d)    by the Company, if: (i) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 8.3(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 8.3(a) would not be satisfied and, in the case of each of clauses (i) and (ii) above, such breach or failure to perform has not been waived in writing by the Company or cured by Parent or Merger Sub within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Parent or Merger Sub by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(d) shall not be available to the Company if the Company is in material breach of any of its covenants, obligations or agreements set forth in this Agreement; or
(e)    by Parent, if: (i) (1) the Company or the Principal Stockholder has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 8.2(b) would not be satisfied; or (2) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied and, in the case of each of clauses (1) and (2) above, such breach or failure to perform has not been waived in writing by Parent or cured by the Company or the Principal Stockholder within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Company or the Principal Stockholder by the Outside Date or (ii) Parent has not received the written consent evidencing the Company Stockholder Approval as set forth in Section 6.8 promptly after the execution and delivery of this Agreement (and in any event no later than 5 p.m., Pacific time, on the day immediately following the date hereof); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to Parent if Parent or Merger Sub is in material breach of any of its covenants, obligations or agreements set forth in this Agreement.
12.2    Effect of Termination. In the event of a termination of this Agreement pursuant to Section 12.1 by Parent or the Company, this Agreement will become void and have no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or the Equityholder Representative or any of their respective officers, directors, stockholders, managers or partners, and all rights and obligations of any Party hereto shall cease, except that nothing herein shall relieve any Party hereto of any Liability resulting from any willful breach of such Party’s representations, warranties, covenants or agreements contained in this Agreement prior to the time of such termination; provided, however, that Parent’s and Merger Sub’s right to pursue legal remedies under this Agreement shall be limited to the Company and the Principal

Stockholder (solely with respect to breaches of Article IV, Section 6.8 and Section 9.5), and Parent and Merger Sub shall have no right to pursue remedies under this Agreement or otherwise against the Equityholder Representative (in its capacity as such) or any other Company Equityholder individually. Notwithstanding the foregoing, the provisions of Sections 6.3 and 6.4, this Section 12.2 and Article XIII shall survive any termination of this Agreement.
ARTICLE XIII
MISCELLANEOUS
13.1    No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Regardless of whether certain provisions of this Agreement are for the benefit of Company Equityholders, no Company Equityholder (in such capacity) shall have the right to directly take any action or enforce any provision of this Agreement, it being understood and agreed that all such actions may be taken solely by the Equityholder Representative on behalf of the Company Equityholders as provided in Section 13.17 hereof and it being further understood that the Equityholder Representative shall be under no obligation to undertake any such action except as it shall determine in its sole discretion.
13.2    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
13.3    Succession and Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.
13.4    Counterparts. This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

13.5    Headings; Interpretation. The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. All references herein to “$” or dollars shall refer to United States dollars. All references to the Company and its Subsidiaries complying in “material” respects shall be determined by the compliance of the Company and its Subsidiaries in the aggregate and not with respect to any single entity alone. When reference is made to information that has been “made available,” “provided” or “delivered” to Parent, that shall mean that such information was either contained in the Company’s electronic data room for Project Augusta maintained at RR Donnelley or delivered to Parent or its counsel, in each case prior to the Closing.
13.6    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 13.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via facsimile at the facsimile number specified in this Section 13.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:
If to the Company:
Inventus Solutions, Inc.
c/o Clearlake Capital Group, L.P.
233 Wilshire Boulevard, Suite 800
Santa Monica, California 90401
Attention:    Behdad Eghbali, Partner

Fred Ebrahemi, General Counsel
Telephone:    (310) 400-8810
(310) 400-8875
Facsimile:    (310) 400-8801
Email:        behdad@clearlakecapital.com
febrahemi@clearlakecapital.com
with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, 4th Floor
Santa Monica, California 90401
Attention:    David M. Smith, Esq.
Telephone:    (424) 214-7024
Facsimile:    (424) 214-7010
Email:        dsmith@sycr.com
If to the Principal Stockholder or to the Equityholder Representative:
Inventus Intermediate, LLC
c/o Clearlake Capital Group, L.P.
233 Wilshire Boulevard, Suite 800
Santa Monica, California 90401
Attention:    Behdad Eghbali, Partner
Fred Ebrahemi, General Counsel
Telephone:    (310) 400-8810
(310) 400-8875
Facsimile:    (310) 400-8801
Email:        behdad@clearlakecapital.com
febrahemi@clearlakecapital.com
with a copy (which shall not constitute notice) to:
Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, 4th Floor
Santa Monica, California 90401
Attention:    David M. Smith, Esq.
Telephone:    (424) 214-7024
Facsimile:    (424) 214-7010
Email:        dsmith@sycr.com

If to Parent or Merger Sub (or, from and after the Effective Time, the Surviving Corporation):
RPX Corporation
One Market Plaza, Steuart Tower
Suite 800
San Francisco, CA 94105
Attention: General Counsel
Telephone:    (415) 418-2527
Facsimile:    (415) 762-4256
Email:        mroberts@rpxcorp.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue
Palo Alto, California 94301
Attention:    Josh LaGrange
Telephone:    (650) 470-4575
Facsimile:    (650) 798-6520
Email:        Josh.LaGrange@skadden.com
13.7    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of law provisions thereof or of any other jurisdiction. Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware. Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.
13.8    Submission To Jurisdiction; Waiver of Jury Trial.
(a)    Each Party hereto irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the United States District Court for the District of Delaware (or, if subject matter jurisdiction in that court is not available, in the state courts of Delaware) (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereto hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8(b).
13.9    Amendments. Subject to applicable Law, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Parties.
13.10    Extension; Waiver. At any time prior to the Effective Time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.
13.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by the final judgment of a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
13.12    Expenses. Except as otherwise expressly set forth in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.
13.13    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
13.14    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
13.15    Disclosure Schedules. The Disclosure Schedules shall be subject to the following terms and conditions: (a) no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (b) any item disclosed on any particular Schedule or in any particular part or section of the Disclosure Schedules shall be deemed to be disclosed on all Schedules and in all parts or sections of the Disclosure Schedules if the relevance of such disclosure to the other sections is reasonably apparent on the face of such disclosure; (c) any disclosures contained in the Disclosure

Schedules which refer to a document are qualified in their entirety by reference to the text of such document; and (d) headings and introductory language have been inserted in the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.
13.16    Specific Performance. The Parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement. Each of the Parties hereto hereby waives: (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. The Parties hereto further agree that: (i) by seeking the remedies provided for in this Section 13.16, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.16 are not available or otherwise are not granted; and (ii) nothing in this Section 13.16 shall require any Party to institute any Action for (or limit any Party’s right to institute any Action for) specific performance under this Section 13.16 prior or as a condition to exercising any termination right under Article XII (or pursuing damages prior to or after such termination), nor shall the commencement of any Action pursuant to this Section 13.16 or anything set forth in this Section 13.16 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article XII or pursue any other remedies under this Agreement that may be available then or thereafter. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by: (A) the amount of time during which such Action is pending, plus twenty (20) Business Days; or (B) such other time period established by the Delaware court presiding over such Action.
13.17    Equityholder Representative.
(a)    Appointment; Authority. For purposes of this Agreement, the Principal Stockholder hereby irrevocably consents, and each other Company Equityholder shall, without any further action on the part of any such Company Equityholder, be deemed (by virtue of the adoption of this Agreement by the Company Stockholders and the approval of the transactions contemplated hereby, including the Merger, such Company Equityholder’s execution of an Option Letter of Transmittal or Stock Letter of Transmittal, as applicable, and/or such Company Equityholder’s acceptance of any consideration pursuant to this Agreement) to have irrevocably consented, to the appointment of Inventus Intermediate, LLC as the representative and attorney-in-fact for and on behalf of such Company Equityholder (the “Equityholder Representative”), with full power of substitution, to act in the name, place and stead of such Company Equityholder for purposes of taking any and all actions and making any decisions required or permitted to be taken by the Equityholder Representative under or contemplated by this Agreement and the Ancillary Agreements, including the exercise of the power to: (i) execute this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant to such agreements, including all amendments, waivers or consents to such agreements, and take all actions required or permitted to be taken under such agreements; (ii) resolve, agree to, negotiate, enter into settlements, releases and compromises of, and comply with orders of courts and awards of arbitrators with respect to, indemnification or other claims; (iii) receive and forward notices and communications pursuant to this Agreement and any Ancillary Agreement and to accept on behalf of each Company Equityholder service of process and any notices required to be served on the Company Equityholders; (iv) engage experts or legal counsel on behalf of the Company Stockholders and Company Optionholders, the expense of which engagements shall be borne by the Company Equityholders, (v) consent to release of payments to Parent, (vi) receive payments and escrow releases and (vii) take all other actions necessary, desirable or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, any Ancillary Agreement and any other agreements, documents and certificates pursuant thereto. Inventus Intermediate, LLC hereby accepts its appointment as the Equityholder Representative. All decisions, actions, consents or instructions of or any compromises or settlement of any matter by the Equityholder Representative shall be final and binding upon and fully enforceable against all the Company Equityholders, and Parent and the Surviving Corporation may rely upon any such decision, act, consent, instruction, compromise or settlement of the Equityholder Representative as being the decision, act, consent, instruction, compromise or settlement of each such Company Equityholder. Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any Person for any acts done by Parent, Merger Sub or the Surviving Corporation in accordance with such decision, act, consent, instruction, compromise or settlement of the Equityholder Representative.
(b)    Replacement. The Company Equityholders entitled to at least a majority of the Merger Consideration can appoint a new Equityholder Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Equityholder Representative to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.
(c)    Expenses and Liabilities. Any fees, costs, expenses or Liabilities incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement shall not be the personal obligation of the Equityholder Representative but shall be payable by and attributable to the Company Equityholders (in accordance with their respective Pro Rata Share). The Equityholder Representative may from time to time submit invoices to the Company Equityholders covering such fees, costs, expenses or Liabilities and, upon the request of any Company Equityholder, shall provide such Company Equityholder with an accounting of all fees, costs, expenses or Liabilities paid.
(d)    No Liability. Neither the Equityholder Representative nor any agent employed by the Equityholder Representative shall incur any Liability to any Company Equityholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Equityholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Equityholder, except in respect of amounts actually received on behalf of such Company Equityholder. The Equityholder Representative shall not be required to make any inquiry concerning the performance or observance of any of the terms, provisions or conditions of this Agreement.
(e)    Further Authorization. Notwithstanding any other provision of this Section 13.17, in the event that the Equityholder Representative believes that it requires further authorization or advice from the Company Equityholders on any matters concerning this Agreement, the Equityholder Representative shall be entitled to seek such further authorization from the Company Equityholders prior to acting on their behalf. In such event, each Company Equityholder shall vote in accordance with its Pro Rata Share and the authorization of Company Equityholders entitled to a majority of the Merger Consideration shall be binding on all of the Company Equityholders and shall constitute the authorization of the Company Equityholders. The appointment of the Equityholder Representative is coupled with an interest and shall be irrevocable by any Company Equityholder in any manner or for any reason. This authority granted to the Equityholder Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Inventus Intermediate, LLC hereby accepts its appointment as the initial Equityholder Representative.
(f)    Equityholder Representative Fund. The Equityholder Representative Fund shall be available to the Equityholder Representative (i) as a source of recovery for any fees, costs, expenses or Liabilities incurred by the Equityholder Representative in connection with the performance of its duties under this Agreement or any Ancillary Agreement and (ii) as a source of payment for any amounts owed by the Company Equityholders pursuant to the terms of this Agreement or any Ancillary Agreement. Any portion of the Equityholder Representative Fund remaining following the determination of all such fees, costs, expenses, Liabilities and amounts by the Equityholder Representative in its sole discretion (such portion, the “Remaining Expense Fund”) shall be distributed by the Equityholder Representative as follows: (1) to each Company Stockholder, such Company Stockholder’s Pro Rata Share of the Remaining Expense Fund and (2) to the Surviving

Corporation, on behalf of the Company Optionholders holding Vested Company Options, the aggregate Pro Rata Share of all Company Optionholders holding Vested Company Options of the Remaining Expense Fund, for further payment to the Company Optionholders holding Vested Company Options through the Surviving Corporation’s payroll system or, if such Company Optionholder holding Vested Company Options is not employed by the Surviving Corporation at the time of payment, by check.
13.18    Conflicts; Privileges.
(a)    It is acknowledged by each of the Parties hereto that the Company has retained Stradling Yocca Carlson & Rauth, P.C. (“SYCR”) and Cooley LLP (“Cooley”) to act as its counsel in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement and that none of SYCR or Cooley has acted as counsel for any other Person in connection with the transactions contemplated by this Agreement and that no other Party to this Agreement has the status of a client of SYCR or Cooley for conflict of interest or any other purposes as a result thereof.
(b)    Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) and any Company Stockholder or any of its Affiliates (including, prior to the Effective Time, the Company or any of its Subsidiaries), SYCR or Cooley may represent the Company Stockholder or any such Affiliate in such dispute, even though the interests of the Company Stockholder or such Affiliate may be directly adverse to Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation or any of its Subsidiaries), and even though SYCR or Cooley may have represented the Company or a Subsidiary in a manner substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Corporation or any of its Subsidiaries.
(c)    Parent hereby waives, on behalf of itself and each of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries): (i) any claim that it has or may have that SYCR or Cooley has a conflict in interest in connection with or is otherwise prohibited from engaging in such representations; and (ii) agrees that, in the event that a dispute arises after the Effective Time between Parent or any of its Affiliates (including the Surviving Corporation or any of its Subsidiaries) and any Company Stockholder or any of its Affiliates, SYCR or Cooley may represent any such party in such dispute, even though the interest of any such party may be directly adverse to Parent or any of its Affiliates (including the Surviving Corporation or any of its Subsidiaries), and even though SYCR or Cooley may have represented the Company or a Subsidiary of the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving Corporation or any of its Subsidiaries.

(d)    Parent, on behalf of itself and each of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) further agrees that, as to all communications among SYCR, Cooley, the Company and its Subsidiaries to the extent relating in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Company and may be controlled by the Equityholder Representative and shall not pass to or be claimed by Parent, the Surviving Corporation or any of its Subsidiaries.
(e)    Notwithstanding any other provision in this Agreement, prior to the Effective Time, the Equityholder Representative shall be permitted to remove from the Company, its Subsidiaries and their respective Affiliates any email, document and other records containing attorney-client privileged information where the attorney-client privilege is held jointly between one (1) or more of the Company or any of its Subsidiaries, on the one hand, and any Company Stockholder or any of its Affiliates, on the other hand (“Jointly Privileged Information”). From and after the Effective Time, Parent shall cause the Surviving Corporation and its Affiliates to provide to the Equityholder Representative copies (including electronic, digital or otherwise) of any Jointly Privileged Information that is inadvertently not removed prior to the Effective Time. The Equityholder Representative agrees that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this Section 13.18(e) shall be returned to the Company or its Subsidiaries promptly following the completion of such review if it is determined by the Equityholder Representative that such email, document or other record does not contain Jointly Privileged Information.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger on the date first above written.
PARENT:
RPX CORPORATION
By:
    Name:
    Title:

MERGER SUB:
NATIONAL ACQUISITION CORP.
By:
    Name:
    Title:
COMPANY:
INVENTUS SOLUTIONS, INC.
By:
    Name:    Behdad Eghbali
    Title: Chairman of the Board of Directors
PRINCIPAL STOCKHOLDER:
INVENTUS INTERMEDIATE, LLC
By:    EDD Holdings, LLC
    its Sole Member
By:
    Name:    Behdad Eghbali
    Title: President
EQUITYHOLDER REPRESENTATIVE:
INVENTUS INTERMEDIATE, LLC
By:    EDD Holdings, LLC
    its Sole Member

[Signature Page to Agreement and Plan of Merger]

By:
    Name:    Behdad Eghbali
    Title: President

[Signature Page to Agreement and Plan of Merger]